The information contained in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to completion, dated December 4, 2001

Prospectus Supplement

(To Prospectus dated April 27, 1998)

Lincoln National Corporation

$

     % Notes due 2011

Interest payable                       and

Issue price:        %

The notes will mature on                       , 2011. Interest will accrue from December   , 2001. We may redeem the notes in whole or in part at any time at the redemption prices described on page S-14.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the notes or determined that this Prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to	Discounts and	Proceeds to
	Public	Commissions	Lincoln

Per Note	%	%	%

Total	$	$	$

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect that delivery of the notes will be made to investors on or about December   , 2001.

JPMorgan

Lehman Brothers

Salomon Smith Barney

Wachovia Securities

December   , 2001

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE
SUMMARY OF THE OFFERING
LINCOLN NATIONAL CORPORATION
USE OF PROCEEDS
CAPITALIZATION
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
SELECTED CONSOLIDATED FINANCIAL DATA
PRO FORMA FINANCIAL INFORMATION
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT
NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
DESCRIPTION OF THE NOTES
UNDERWRITING
VALIDITY OF THE NOTES
EXPERTS
FORWARD-LOOKING STATEMENTS

      No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus Supplement or the Prospectus, and, if given or made, such information or representations must not be relied upon as having been authorized. This Prospectus Supplement and the Prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this Prospectus Supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this Prospectus Supplement or the Prospectus, nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof or that the information contained or incorporated by reference herein or therein is correct as of any time subsequent to the date of such information.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The Securities and Exchange Commission allows us to “incorporate by reference” the information that we file with them, which means that we can disclose important information to you by referring you in this section directly to those documents. The information incorporated by reference is considered to be part of this prospectus supplement. In addition, the information that we file with the SEC in the future will automatically update and supersede the information contained in this prospectus supplement and the accompanying prospectus. We incorporate by reference the documents listed below:

•	Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000,

•	Our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2001, June 30, 2001 and September 30, 2001, and

•	Our Current Reports on Form 8-K filed July 30, 2001, August 1, 2001, October 25, 2001, November 6, 2001 and November 21, 2001.

      We also incorporate by reference our future filings with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 until the termination of any offering of securities made by this prospectus supplement and the accompanying prospectus. Any statement contained in this prospectus supplement or the accompanying prospectus, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein or therein, will be deemed to be modified or superseded for purposes of this prospectus supplement and the accompanying prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes the statement. Any such statement or document so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement or the accompanying prospectus.

      We will provide without charge to any person to whom this prospectus supplement and the accompanying prospectus is delivered, upon request, a copy of any or all of the documents incorporated by reference herein (other than exhibits not specifically incorporated by reference into the text of such documents). Requests for such documents should be directed to: C. Suzanne Womack, Secretary, in writing at 1500 Market Street, Suite 3900, Philadelphia, Pennsylvania 19102-2112 or by telephone at (215) 448-1400.

SUMMARY OF THE OFFERING

      The following summary describes the      % Notes due 2011 we are offering to you in general terms only. You should read the summary together with the more detailed information that is contained in the rest of this prospectus supplement and in the accompanying prospectus.

Issuer	Lincoln National Corporation

Notes Offered	$ % Notes due 2011, referred to as the “notes due 2011” or as the “notes”.

Maturity	2011

Issue Date for the Notes	December , 2001

Issue Price	%

Interest Payment Dates	Each and , commencing , 2002.

Optional Redemption	We may redeem the notes at any time at our option. Please read the section “Description of the Notes — Redemption” in this prospectus supplement.

Further Issuances	The notes will be limited initially to $ in aggregate principal amount. We may, however, “reopen” the notes and issue an unlimited principal amount of additional notes of this series in the future.

Ranking	The notes will constitute senior debt and will rank on a parity with all of our existing and future unsecured and unsubordinated indebtedness.

Form	Fully registered global notes in book-entry form.

Delivery and Clearance	We will deposit the global notes for the % notes due 2011 with The Depository Trust Company in New York.

How to Reach Us	Our principal executive offices are located at 1500 Market Street, Suite 3900, Philadelphia, Pennsylvania 19102, telephone number (215) 448-1400.

LINCOLN NATIONAL CORPORATION

      Lincoln is a holding company with consolidated assets of approximately $90 billion and shareholders’ equity of $5.4 billion as of September 30, 2001. Through our subsidiaries, we operate multiple insurance and investment management businesses. Our operations are currently divided into five business segments: annuities, life insurance, investment management, Lincoln UK and reinsurance.

•	Annuities. Our annuities business segment is headquartered in Fort Wayne, Indiana and provides tax-deferred investment growth and lifetime income opportunities for our clients through the development and sale of fixed and variable annuities. There are two lines of business within the annuities business segment, individual annuities and employer-sponsored markets. Both lines of business offer fixed annuity and variable annuity products.

•	Life Insurance. Our life insurance business segment is headquartered in Hartford, Connecticut, with additional operations in Schaumburg, Illinois. This business segment focuses on the creation and protection of wealth for its clients through the manufacture and sale of life insurance products. Our Hartford operation offers both single and survivorship versions of universal life, variable universal life and interest-sensitive whole life as well as corporate-owned life insurance and term insurance. This business segment targets the affluent market, which we define as households with at least $500,000 of investable net worth.

•	Investment Management. Our investment management business segment is headquartered in Philadelphia, Pennsylvania with offices in Fort Wayne, London, Denver, Boston, New York, and Minneapolis. Our investment management business segment provides investment products and services to both individual and institutional investors. Our primary companies within this business segment include Lincoln National Investments, Inc., Lincoln National Investment Companies, Inc. and Delaware Management Holdings, Inc. The operating subsidiaries of Delaware Management Holdings, Inc. offer a broad line of mutual funds, retirement plan services and other investment products including wrap accounts to their retail investors and also offer investment advisory services to their institutional investors which include pension funds, foundations, endowment funds and trusts.

•	Lincoln UK. Lincoln UK is headquartered in Gloucester, England, and is licensed to do business throughout the United Kingdom. Although Lincoln UK transferred its sales force to Inter-Alliance Group PLC in the third quarter of 2000, it continues to manage, administer and accept new deposits on its current block of business and, as required by regulation, accept new business for certain products. Lincoln UK’s product portfolio principally consists of unit-linked life and pension products, which are similar to U.S. produced variable life and annuity products.

•	Reinsurance. Our reinsurance business segment, which we refer to as Lincoln Re, is headquartered in Fort Wayne, Indiana, and manages a diversified portfolio of risks in individual and group life, employer stop-loss, financial and international reinsurance markets. Providing customized solutions has been key to this segment’s success, leveraging its expertise in risk management, knowledge management, capital management and the capabilities of alliance partners. See “— Recent Developments” below.

     Recent Developments

      Reinsurance Transactions. On July 29, 2001, Lincoln and Swiss Re announced that Swiss Re will acquire Lincoln’s reinsurance operation for $2.0 billion. In addition, Lincoln will retain approximately $500 million of capital supporting the reinsurance operation. The transaction structure involves a series of indemnity reinsurance transactions combined with the sale of certain stock companies that comprise Lincoln’s reinsurance operation. Under the indemnity reinsurance agreements, Swiss Re will reinsure certain liabilities and obligations of Lincoln. Because Lincoln is not relieved of its legal liability to the ceding companies, the liabilities and obligations associated with the reinsured contracts will remain on the balance sheet of Lincoln with a corresponding reinsurance receivable from Swiss Re.

      As the gain on the transaction relates to the indemnity reinsurance agreements, the estimated gain of approximately $800 million ($1.3 billion pre-tax) will be recorded as a deferred gain on Lincoln’s balance sheet at the time of closing in accordance with the requirements of Statement of Financial Accounting Standard No. 113. The deferred gain will be amortized into earnings at the rate that earnings on the reinsured business are expected to emerge, over seven to fifteen years on a declining basis. Closing is anticipated to be late in the fourth quarter of 2001, and is subject to regulatory approvals. Lincoln expects to invest the proceeds from the transaction to expand its other businesses and to repurchase Lincoln securities. As of November 30, 2001, Lincoln may repurchase up to $684 million of Lincoln securities which is the combined amount available for repurchase under two repurchase authorizations approved by the Board of Directors in November 2000 and July 2001.

      Once the transaction closes, Lincoln’s future indemnification to Swiss Re on the underlying reinsurance business will be limited to the reinsurance personal accident business. Lincoln’s exposure is capped at $100 million ($65 million after-tax) for payments under the personal accident programs in excess of $148 million, which represents the personal accident liabilities, net of the assets for reinsurance recoverable at December 31, 2000. Payments in excess of the net liabilities, up to $200 million, will be shared on a 50/50 basis between Lincoln and Swiss Re. Lincoln will have no continuing indemnification risk to Swiss Re on other reinsurance lines of business including disability income, HMO excess-of-loss, group carrier medical and property and casualty reinsurance lines.

      September 11, 2001. Lincoln recorded losses totaling $33.2 million ($31.3 million in the reinsurance segment and $1.9 million in the life insurance segment) in its results from operations for the third quarter of 2001 attributable to the September 11, 2001 terrorist attacks. In October 2001, Lincoln recorded an adjustment of $3.8 million in its reinsurance segment relating to a reduction in the estimate of unreported claims for the events of September 11, 2001. Based on information received to date regarding the effect on Lincoln of those terrorist attacks, Lincoln does not believe that it has significant remaining individual, group or corporate-owned life insurance exposure in its life insurance segment, or that it has any remaining material concentrations of risk in its reinsurance segment. Lincoln does not directly write property and casualty or disability insurance and has minimal investments in affected New York City real estate which generally are covered by insurance. While, like other insurance and investment management companies, Lincoln’s business is affected by general economic, financial market and political conditions, Lincoln does not expect additional insurance exposure, if any, attributable to such tragedy to be material to its business or financial condition. See “Forward Looking Statements.”

      Offering of Trust Preferred Securities. We completed a public offering of $172.5 million of 7.65% Trust Preferred Securities, Series E, issued by Lincoln National Capital V, an affiliated Delaware trust, in November 2001.

      Proposed Redemption of Trust Preferred Securities. We currently expect to call for redemption all of the $100 million of 8.35% Trust Originated Preferred Securities, Series B, issued by Lincoln National Capital II, an affiliated Delaware trust, in August 1996. The redemption is expected to occur in the first quarter of 2002.

      Lincoln’s principal executive offices are located at 1500 Market Street, Suite 3900, Philadelphia, Pennsylvania 19102-2112 and our telephone number is (215) 448-1400.

USE OF PROCEEDS

      We intend to use the net proceeds from the sale of the notes in this offering, estimated to be approximately $           million after deduction of underwriting discounts and expenses, for general corporate purposes, including possible acquisitions. We do not currently have any commitments or understandings with respect to any possible acquisition. Until the funds are needed for such purposes, we intend to use the net proceeds to pay down our short-term debt which bears interest at an approximate weighted average floating interest rate of LIBOR (London Interbank Offering Rate) plus 50 basis points.

CAPITALIZATION

      The following table sets forth our consolidated capitalization as of September 30, 2001 on an actual and as adjusted basis. The “Actual” column reflects our capitalization as of September 30, 2001 on a historical basis, without any adjustments to reflect subsequent or anticipated events. The “As Adjusted” column reflects the issuance of $172.5 million of the preferred securities issued on November 19, 2001 and the notes contemplated by this prospectus supplement and the application of the net proceeds from the offering of the preferred securities and this offering to repay short-term debt. See “Use of Proceeds”.

      The following data is qualified in its entirety by, and should be read in conjunction with, the consolidated financial statements and notes thereto and pro forma financial information of Lincoln and its subsidiaries incorporated herein by reference.

	September 30, 2001

	Actual	As Adjusted

	(In millions)

Short-term debt (including current maturities of long-term debt)	$639.0	$

Long-term debt less current portion:

7.625% Notes due 2002(1)	—		—

7.250% Debentures due 2005	192.1		192.1

6.500% Notes due 2008	100.1		100.1

7% Notes due 2018	200.3		200.3

9.125% Debentures due 2024	119.9		119.9

Notes offered hereby	—		200.0

Total long-term debt (less current portion)	612.4		812.4

Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures, Series B, Series C and Series D(2)	305.0		305.0

Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures, Series E(3)	—		172.5

Total long-term debt (less current portion) and preferred securities of subsidiary trusts holding solely debentures	917.4		1,289.9

Shareholders’ Equity:

Preferred Stock, without par value:
Authorized: 10,000,000 shares

Issued and outstanding: 23400 shares of $3.00 Convertible Cumulative Preferred Stock, Series A	0.8		0.8

Common Stock, without par value:
Authorized: 800,000,000 shares

Issued and outstanding: 189,418,042 shares	1,252.5		1,252.5

Retained earnings	3,840.2		3,840.2

Foreign currency translation adjustment	6.9		6.9

Net unrealized gain on securities available-for-sale	247.9		247.9

Net unrealized gain on derivatives	20.3		20.3

Total shareholders’ equity	5,368.6		5,368.6

Total capitalization	$6,286.0	$

(1)	These notes, which had a balance of $100.0 million as of September 30, 2001, mature in July 2002 and accordingly are included above in short-term debt as a current maturity of long-term debt.

(2)	Comprised of the following:

•	In August 1996, Lincoln National Capital II issued 4,000,000 8.35% Trust Originated Preferred Securities, Series B. The sole assets of Lincoln National Capital II are the 8.35% Junior Subordinated Deferrable Interest Debentures, Series B, issued by Lincoln to the trust. The Series B Debentures will mature on September 30, 2026, which date may be extended to a date not later than September 30, 2045 if certain conditions are met. We currently expect to call for redemption all $100 million of such Series B preferred securities. The redemption is expected to occur in the first quarter of 2002.

•	In July 1998, Lincoln National Capital III issued 8,000,000 7.40% Trust Originated Preferred Securities, Series C. The sole assets of Lincoln National Capital III are the 7.40% Junior Subordinated Deferrable Interest Debentures, Series C, issued by Lincoln to the trust. The Series C Debentures will mature on September 30, 2028, which may be extended to September 30, 2047 if certain conditions are met.

•	In August 1998, Lincoln National Capital IV issued 9,200,000 6.40% Trust Originated Preferred Securities, Series D. The sole assets of Lincoln National Capital IV were the 6.40% Junior Subordinated Deferrable Interest Debentures, Series D issued by Lincoln to the trust which will mature on August 15, 2003. In August 2001, (a) 9,000,000 of such Series D preferred securities and the related common securities and a like amount of the Series D subordinated debentures were retired, and (b) the distribution rate on the 200,000 Series D preferred securities ($5 million aggregate liquidation amount) and the interest rate on the related Series D subordinated debentures which remain outstanding was reset to 5.67%.

Lincoln owns all of the common securities of Lincoln National Capital II, Lincoln National Capital III and Lincoln National Capital IV. The obligations of Lincoln under certain documents, including without limitation guarantee agreements, constitute a full and unconditional guarantee by Lincoln of the obligations of Lincoln National Capital II, Lincoln National Capital III and Lincoln National Capital IV under the preferred securities. Lincoln National Capital II, Lincoln National Capital III and Lincoln National Capital IV are not subject to the reporting requirements under the Securities Exchange Act of 1934.

(3)	In November 2001, Lincoln National Capital V issued 6,900,000 7.65% Trust Preferred Securities, Series E. The sole assets of Lincoln National Capital V are the 7.65% Junior Subordinated Debentures, Series E, issued by Lincoln to the trust. The Series E Debentures will mature on November 1, 2050. Lincoln owns all of the common securities of Lincoln National Capital V.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

      The following table sets forth Lincoln’s historical ratios of earnings to fixed charges for each of the years in the five year period ended December 31, 2000 and for the nine-month period ended September 30, 2001. In addition, set forth below are pro forma ratios for the nine-month period ended September 30, 2001 giving effect to the redemption of $215 million of 8 3/4% Cumulative Quarterly Income Preferred Securities, Series A, referred to herein as the Series A preferred securities, in September 2001; the retirement of $225 million of 6.40% Trust Originated Preferred Securities, Series D, referred to herein as the Series D preferred securities, in August 2001; and the issuance of $172.5 million of 7.65% Trust Preferred Securities, Series E, referred to herein as the Series E preferred securities, in November 2001.

	Nine Months	Year Ended December 31,
	Ended
	Sept. 30, 2001	2000	1999	1998	1997(4)	1996

Ratio of Earnings to Fixed Charges(1):
Excluding Interest on Annuities and

Financial Products

Historical	5.85	5.95	4.51	5.82	13.57	7.37

Pro Forma(2)	6.53
Including Interest on Annuities and

Financial Products(3)

Historical	1.46	1.51	1.34	1.44	2.04	1.53

Pro Forma(2)	1.48

(1)	For purposes of determining this ratio, “earnings” consist of income before federal income taxes, cumulative effect of accounting change and minority interest adjusted for the difference between income or losses from unconsolidated equity investments and cash distributions from such investments, plus fixed charges. “Fixed charges” consist of interest and debt expense on short and long term debt and distributions to minority interest preferred securities of subsidiary companies; and the portion of operating leases that are representative of the interest factor.

(2)	Pro forma ratios after giving effect to (a) the net decrease in interest expense due to the redemption of the Series A preferred securities and the retirement of Series D preferred securities with a weighted average distribution rate of 8.26% per year, net of the interest expense on $48.2 million of short-term debt with a weighted average interest rate of 4.71% per year, and (b) the net increase in interest expense due to the issuance of $172.5 million of the Series E preferred securities in November 2001. The pro forma ratios do not reflect the proposed redemption of $100 million of Series B preferred securities expected to occur in the first quarter of 2002.

(3)	Same as the ratio of earning to fixed charges, excluding interest on annuities and financial products, except fixed charges and earnings include interest on annuities and financial products.

(4)	Coverage ratios in 1997 are higher than other historical periods due to the inclusion of a gain on sale of discontinued operations of $777 million.

SELECTED CONSOLIDATED FINANCIAL DATA

      The following table presents selected consolidated financial data of Lincoln. The data at December 31, 2000, 1999 and 1998 and for each of the three years ended December 31, 2000 are derived from Lincoln’s audited financial statements for those years. Selected unaudited financial data at September 30, 2001 and 2000 and for each of the nine month periods ended September 30, 2001 and 2000 reflect, in the opinion of Lincoln, all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the results of operations for these periods. The results of operations for the nine months ended September 30, 2001 are not necessarily indicative of results to be expected for the full year. The following data should be read in conjunction with the financial statements and the related notes thereto and the pro forma financial information incorporated by reference in this prospectus supplement and the accompanying prospectus.

	Nine Months Ended
	September 30,		Year Ended December 31,

	2001	2000	2000	1999	1998

	(Dollars in millions, except per share data)

	(Unaudited)

Total revenue	$4,907.1	$5,078.0	$6,851.5	$6,803.7	$6,087.1

Net income(1)	421.0	472.5	621.4	460.4	509.8

Per Share Data:

Net income — diluted	2.18	2.42	3.19	2.30	2.51

Net income — basic	2.23	2.47	3.25	2.33	2.54

Common stock dividend	0.92	0.87	1.175	1.115	1.055

	September 30,		December 31,

	2001	2000	2000	1999	1998

	(Dollars in millions, except per share data)

	(Unaudited)

Assets	$90,206.0	$103,243.1	$99,844.1	$103,095.7	$93,836.3

Long-term debt	712.4	712.2	712.2	712.0	712.2

Company-obligated mandatorily redeemable preferred securities of subsidiary trusts holding solely junior subordinated debentures(2)	305.0	745.0	745.0	745.0	745.0

Shareholders’ equity	5,368.6	4,538.6	4,954.1	4,263.9	5,387.9
Per Share Data:(3)

Shareholders’ equity (Securities and derivatives at market)	28.29	23.67	25.92	21.76	26.59

Shareholders’ equity (Securities and derivatives at cost)	26.87	25.43	25.85	24.14	23.86

(1)	Factors affecting the comparability of net income for the three years ended December 31, 2000, 1999 and 1998 include restructuring charges, net of income taxes, of: $80.2 in 2000; $18.9 in 1999; and $34.3 in 1998. Other factors affecting comparability are shown within the results of operations by segment disclosure in the Management’s Discussion and Analysis of Financial Condition and Results of Operations included in our Form 10-K for the year ended December 31, 2000 incorporated herein by reference.

(2)	Does not reflect the issuance of $172.5 million of the Series E preferred securities in November 2001.

(3)	Per share amounts were affected by the retirement of 8,384,400 and 5,109,081 shares of common stock in the nine months ended September 30, 2001 and 2000, respectively, and by the retirement of 6,222,581, 7,675,000; and 1,246,562 shares of common stock in 2000, 1999 and 1998, respectively.

PRO FORMA FINANCIAL INFORMATION

      The following pro forma condensed consolidated balance sheet of Lincoln and its subsidiaries as of September 30, 2001 and the pro forma condensed consolidated income statements for the nine months ended September 30, 2001 and the year ended December 31, 2000 have been prepared based on the historical results of operations and financial position of Lincoln and includes Swiss Re’s pending acquisition of Lincoln’s reinsurance operation that is anticipated to close late in the fourth quarter of 2001 based on an estimated sales price of $2.0 billion. Pro forma adjustments, which have been prepared by Lincoln’s management, and the assumptions on which they are based are described in the accompanying notes to pro forma condensed consolidated financial information.

      The pro forma condensed consolidated balance sheet assumes that Lincoln’s transaction with Swiss Re was consummated as of September 30, 2001. The pro forma condensed consolidated income statements assume that Lincoln’s transaction with Swiss Re was consummated on January 1, 2000.

      Lincoln believes that the following pro forma condensed consolidated financial information may not be indicative of the results that actually would have occurred if the divestiture described in this document had been in effect on the dates indicated or indicative of results which may be achieved in the future.

      The pro forma condensed consolidated financial information and related notes set forth below are based on certain estimates and assumptions and should be read in conjunction with the audited consolidated financial statements of Lincoln. See “Incorporation of Certain Documents by Reference.”

LINCOLN NATIONAL CORPORATION

PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
September 30, 2001
Unaudited

		Pro Forma

		Reinsurance
	As	Transaction and
	Reported	Stock Sale	Adjustments		Consolidated

	(In millions)

Assets:

Investments	$36,788.0	$(1,562.7)	$—		$35,225.3

Cash and invested cash	1,996.3	(57.7)	1,490.4	(a)	3,429.0

Assets held in separate accounts	39,479.8	—	—		39,479.8

Amounts recoverable from reinsurers	3,818.3	2,231.1	—		6,049.4

Deferred acquisition costs	3,087.2	(475.1)	—		2,612.1

Other	5,036.4	(385.0)	500.0	(b)	5,151.4

Total Assets	90,206.0	(249.4)	1,990.4		91,947.0

Liabilities and Shareholders’ Equity:

Insurance and investment contract liabilities	80,440.8	(1,428.6)	—		79,012.2

Short and long-term debt	1,251.5	—	—		1,251.5

Company-obligated mandatorily redeemable securities of subsidiary trusts holding solely junior subordinated debentures	305.0	—	—		305.0

Other liabilities	2,840.1	1,869.6	—		4,709.7

Deferred gain	—	—	1,300.0	(c)	1,300.0

Total Liabilities	84,837.4	441.0	1,300.0		86,578.4

Preferred stock	0.8	—	—		0.8

Common stock	1,252.5	—	—		1,252.5

Retained earnings	3,840.2	(671.6)	671.6	(d)	3,840.2

Net unrealized gain on securities available-for-sale and derivatives	268.2	(18.8)	18.8	(d)	268.2

Other shareholders’ equity	6.9	—	—		6.9

Total Shareholders’ Equity	5,368.6	(690.4)	690.4		5,368.6

Total Liabilities and Shareholders’ Equity	$90,206.0	$(249.4)	$1,990.4		$91,947.0

LINCOLN NATIONAL CORPORATION

PRO FORMA CONDENSED CONSOLIDATED INCOME STATEMENT

Nine Months Ended December 31, 2001

Unaudited

	Pro Forma

		Reinsurance
		Transaction and
	As Reported	Stock Sale	Adjustments		Consolidated

	(In millions, except per share amounts)

Revenue:

Insurance premiums	$1,397.2	$(1,150.2)	$—		$247.0

Insurance fees	1,171.3	(1.9)	—		1,169.4

Investment advisory fees	146.3	—	—		146.3

Net investment income	2,033.0	(234.5)	67.3	(e)	1,865.8

Earnings in unconsolidated affiliates	1.3	(1.3)	—		—

Realized loss on investments	(75.8)	16.6	—		(59.2)

Other revenue and fees	233.8	(45.9)	72.5	(f)	260.4

Total Revenue	4,907.1	(1,417.2)	139.8		3,629.7

Benefits and Expenses:

Benefits	2,664.8	(946.0)	—		1,718.8

Underwriting, acquisition, insurance and other expenses	1,571.8	(339.7)	6.5	(g)	1,238.6

Interest and debt expense	96.1	—	—		96.1

Total Benefits and Expenses	4,332.7	(1,285.7)	6.5		3,053.5

Income before Federal income taxes	574.4	(131.5)	133.3		576.2

Federal income taxes	137.8	(44.2)	46.6	(h)	140.2

Income before cumulative effect of accounting changes	436.6	(87.3)	86.7		436.0

Cumulative effect of accounting changes	(15.6)	2.3	—		(13.3)

Net Income	$421.0	$(85.0)	$86.7		$422.7

Net Income Per Common Share — Basic	$2.23				$2.24

Net Income Per Common Share — Diluted	$2.18				$2.18

Year Ended December 31, 2000

Unaudited

Revenue:

Insurance premiums	$1,813.1	$(1,373.1)	$—		$440.0

Insurance fees	1,661.4	(3.7)	—		1,657.7

Investment advisory fees	213.1	—	—		213.1

Net investment income	2,747.1	(309.1)	92.6	(e)	2,530.6

Earnings in unconsolidated affiliates	(0.4)	(2.1)	—		(2.5)

Realized loss on investments	(28.3)	1.3	—		(27.0)

Other revenue and fees	445.5	(71.3)	112.0	(f)	486.2

Total Revenue	6,851.5	(1,758.0)	204.6		5,298.1

Benefits and Expenses:

Benefits	3,557.2	(1,199.8)	—		2,357.4

Underwriting, acquisition, insurance and other expenses	2,318.5	(381.2)	8.6	(g)	1,945.9

Interest and debt expense	139.5	—	—		139.4

Total Benefits and Expenses	6,015.2	(1,581.0)	8.6		4,442.8

Income before Federal income taxes	836.3	(177.0)	196.0		855.3

Federal income taxes	214.9	(54.8)	68.6	(h)	228.7

Net Income	$621.4	$(122.2)	$127.4		$626.6

Net Income Per Common Share — Basic	$3.25				$3.28

Net Income Per Common Share — Diluted	$3.19				$3.21

LINCOLN NATIONAL CORPORATION

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION
(UNAUDITED)

     Balance Sheet Items:

      The amounts presented in the Reinsurance Transaction and Stock Sale column reflect both the removal of the legal entities sold from the balance sheet, as well as the effects of the indemnity reinsurance transaction. For the indemnity reinsurance portion of the transaction, the assets transferred have been removed and an asset has been added for the net liabilities ceded to Swiss Re. In addition, a liability has been added as Lincoln will retain assets supporting certain liabilities on the business reinsured.

(a)	Pro forma adjustment to reflect Lincoln’s receipt of cash proceeds of $2.0 billion from Swiss Re’s acquisition of Lincoln’s reinsurance operations and earnings of the stock companies sold of $0.038 billion for the nine months ended September 30, 2001 net of disbursements of $0.5 billion in income taxes related to this transaction (see note (b) below), and $0.048 billion of transaction expenses.

(b)	Pro forma adjustment to reflect the deferred tax asset associated with the estimated deferred gain on the transaction with Swiss Re.

(c)	Pro forma adjustment to reflect the estimated pre-tax deferred gain on this transaction.

(d)	Pro forma adjustments to retained earnings and net unrealized gain on securities available-for-sale and derivatives to reflect the consolidating adjustment to equity relating to the indemnity reinsurance transactions and the sale of certain stock companies that comprise Lincoln’s reinsurance operations.

     Income Statement Items:

      The amounts presented in the Reinsurance Transaction and Stock Sale column reflect both the removal of the legal entities sold from the income statement, as well as the effects of the indemnity reinsurance transaction. For the indemnity reinsurance portion of the transaction, the income statement related to this business has been removed.

(e)	Pro forma adjustment to net investment income reflects the net result of two items. The first item relates to interest that would have been earned during the period on the net proceeds in lieu of use of the net proceeds for expansion of Lincoln’s business or repurchase of Lincoln securities. Compounded interest was calculated on the net cash proceeds of $1.49 billion (see note (a) above) and capital retained of $0.5 billion using an interest rate of 4.54% which is the Lehman Brothers Intermediate Government/ Corporate Bond Index rate at September 30, 2001. In addition, the interest adjustment assumed that the taxes on the transaction were not paid until April 15, 2000. Based upon these assumptions the adjustment for interest earned was $70.9 million and $97.4 million for the nine months ended September 30, 2001 and for the year ended December 31, 2000, respectively.

Secondly, the pro forma adjustment reflects the consolidating adjustment to add-back investment management fees charged by the Investment Management segment for internal investment management services that were deducted in the “Reinsurance Transaction and Stock Sale” column. The amount of the adjustment was $3.6 million and $4.8 million for the nine months ended September 30, 2001 and for the year ended December 31, 2000, respectively.

(f)	Pro forma adjustment to reflect the amortization of the deferred gain of $1.3 billion ($800 million after-tax).

(g)	Pro forma adjustment to reflect the consolidating adjustment to add-back corporate overhead expenses that were charged to the reinsurance operations and were eliminated in the “Reinsurance Transaction and Stock Sale” column. These expenses will continue to be incurred at the consolidated level.

(h)	The tax expense relates to the Federal income tax calculated at 35% on the items included in (e), (f) and (g).

DESCRIPTION OF THE NOTES

General

      The notes will initially be limited to $                    in aggregate principal amount. We may, however, without the consent of any then-existing holders of notes, “reopen” the notes and issue an unlimited principal amount of additional notes of this series in the future. These additional notes will be deemed part of the same series as the notes offered hereby.

      The notes will bear interest at the rate of           % per annum, from December      , 2001. We will pay interest semi-annually on                     and                     , commencing                     , 2002 to the record holders on the preceding                     or                     . Interest will be computed on the basis of a 360-day year, consisting of twelve 30-day months.

      The notes will be issued in fully registered form only in minimum denominations of $1,000 and multiples of $1,000. The accompanying prospectus describes additional provisions of the notes and of the indenture under which we will issue the notes.

Redemption

      We may redeem the notes at any time. We may make redemptions of notes in minimum denominations of $1,000 and multiples of $1,000. The redemption price will equal any accrued and unpaid interest plus the greater of:

•	100% of the principal amount of the notes being redeemed, and

•	an amount equal to the discounted remaining fixed amount payments.

      The discounted remaining fixed amount payments will equal the sum of the current values of the amounts of interest and principal that would have been payable by us on each interest payment date after the redemption date and at stated maturity of the final payment of principal of the notes. In making this calculation, we will assume that we have not redeemed the notes prior to the stated maturity.

      The current value of any amount is the present value of that amount on the redemption date after discounting that amount on a semiannual basis from the originally scheduled date for payment. We will use the treasury rate plus      basis points to calculate this present value.

      The treasury rate is a per annum rate, determined on the redemption date to be the per annum rate equal to the semiannual bond equivalent yield to maturity for United States Treasury securities maturing at the stated maturity of the final payment of principal of the notes redeemed. We will determine this rate by reference to the weekly average yield to maturity for United States Treasury securities maturing on that stated maturity, if reported in the most recent Statistical Release H.15(519) of the Board of Governors of the Federal Reserve or a successor release. If no such securities mature at the stated maturity, but the release or any successor release continues to be published, we will determine the rate by interpolation between the most recent weekly average yields to maturity for two series of United States Treasury securities, (1) one maturing as close as possible to, but earlier than, the stated maturity and (2) the other maturing as close as possible to, but later than, the stated maturity, in each case as published in the most recent Statistical Release H.15(519) of the Board of Governors of the Federal Reserve or a successor release. If the Board of Governors of the Federal Reserve ceases publication of the weekly average yield to maturity for United States Treasury securities in Statistical Release H.15(519) or any successor release, then the treasury rate will be determined by a primary U.S. Government securities dealer in The City of New York selected by us.

      Notice of any redemption will be mailed at least 30 but not more than 60 days before the redemption date to each holder of notes to be redeemed at the holder’s registered address. Unless we default in payment of the redemption price, interest will cease to accrue on the notes called for redemption on and after the redemption date.

Defeasance

      The provisions of the indenture relating to defeasance, which are described under the caption “Description of the Senior Debt Securities — Defeasance” in the accompanying prospectus, will apply to the notes.

Sinking Fund

      The notes will not be entitled to the benefit of any sinking fund.

Book-Entry Securities

      The notes will be issued in the form of global securities. The global securities will be deposited with, or on behalf of, The Depository Trust Company, and registered in the name of DTC or a nominee.

UNDERWRITING

      Subject to the terms and conditions of the underwriting agreement and pricing agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of the notes set forth opposite its name below. J.P. Morgan Securities Inc. (“JPMorgan”) is the representative of the underwriters.

Principal Amount
Underwriters	of Notes

J.P. Morgan Securities Inc.	$

First Union Securities, Inc.

Lehman Brothers Inc.

Salomon Smith Barney Inc.

Total	$

      Under the terms and conditions of the underwriting agreement, if the underwriters take any of the notes, then the underwriters are obligated to take and pay for all of the notes.

      The notes are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes, but they have no obligation to do so and may discontinue market making at any time without providing any notice. No assurance can be given as to the liquidity of any trading market for the notes. Expenses associated with this offering, to be paid by us, are estimated to be $125,000.

      The underwriters initially propose to offer part of the notes directly to the public at the price to public described on the cover page and part to certain dealers at a price that represents a concession not in excess of   % of the principal amount of the notes. An underwriter may allow, and any such dealer may reallow, a concession not in excess of   % of the principal amount of the notes to certain other dealers. After the initial offering of the notes, the representatives may from time to time vary the offering price and other selling terms.

      We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

      In connection with the offering of the notes, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes in the offering of the notes, if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time.

      In the ordinary course of their respective businesses, the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with us and our affiliates.

      JPMorgan will make the notes available for distribution on the Internet through a proprietary Web site and/or a third-party system operated by Market Axess Inc., an Internet-based communications technology provider. Market Axess Inc. is providing the system as a conduit for communications between JPMorgan and its customers and is not a party to any transactions. Market Axess Inc., a registered broker-dealer, will receive compensation from JPMorgan based on transactions JPMorgan conducts through the system. JPMorgan will make the notes available to its customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

      First Union Securities, Inc. is an indirect, wholly-owned subsidiary of Wachovia Corporation. Wachovia Corporation conducts its investment banking, institutional and capital markets businesses through its various bank, broker-dealer and nonbank subsidiaries under the trade name of Wachovia Securities. Any references to Wachovia Securities in this prospectus supplement, however, do not include Wachovia Securities, Inc., member NASD/SIPC and a separate broker-dealer subsidiary of Wachovia Corporation and sister affiliate of First Union Securities, Inc., which may or may not be participating as a selling dealer in the distribution of the notes.

VALIDITY OF THE NOTES

      The validity of the notes offered in this offering will be passed upon for Lincoln by Sonnenschein Nath & Rosenthal, Chicago, Illinois, and for the underwriters by Sullivan & Cromwell, New York, New York. Sullivan & Cromwell from time to time performs legal services for Lincoln.

EXPERTS

      The consolidated financial statements of Lincoln and its subsidiaries incorporated by reference in Lincoln’s Annual Report on Form 10-K for the year ended December 31, 2000 and the related schedules included therein have been audited by Ernst & Young LLP, independent auditors, as set forth in their reports thereon included and incorporated by reference therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

FORWARD-LOOKING STATEMENTS

      Certain statements made or incorporated by reference in this prospectus supplement and the accompanying prospectus are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, any statement that may predict, forecast, indicate or imply future results, performance or achievements, and may contain words like: “believe”, “anticipate”, “expect”, “estimate”, “project”, “will”, “shall” and other words or phrases with similar meanings. Forward-looking statements involve risks and uncertainties that may cause actual results to differ materially from the results contained in the forward-looking statements. These risks and uncertainties include, among others:

•	Subsequent significant changes in Lincoln (e.g., acquisitions and divestitures, including the recently announced proposed divestiture of Lincoln Re and its timing and completion and whether proceeds from such divestiture can be used as planned);

•	Financial markets (e.g., interest rates and securities markets) and general economic conditions;

•	Legislation (e.g., corporate, individual, estate and product taxation);

•	Accounting principles generally accepted in the United States;

•	Regulations (e.g., insurance and securities regulations);

•	Receipt of regulatory approvals;

•	Litigation (e.g., adverse decisions in extracontractual and class action damage cases, new appellate decisions which change the law, unexpected trial court rulings, unavailability of witnesses and newly discovered evidence);

•	Debt and claims paying ratings issued by nationally recognized statistical rating organizations;

•	Acts of God (e.g., hurricanes, earthquakes and storms) or terrorist attacks and their effects (e.g., the continuing impact on the U.S. and global economy and international political conditions of the September 11, 2001 terrorist attacks);

•	Stability of governments in countries in which Lincoln does business;

•	The price of Lincoln’s common stock;

•	Other insurance risks (e.g., policyholder mortality and morbidity); and

•	Competitors and competing products and services.

      Lincoln operates in a rapidly changing and competitive environment. New risk factors emerge from time to time and it is not possible for management to predict all risk factors that will affect Lincoln. Further, it is not possible to assess the impact of all risk factors on Lincoln’s business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Some of these risks and uncertainties may have increased as a result of the impact of the September 11, 2001 terrorist attacks. Given these risks and uncertainties, investors should not place undue reliance on forward-looking statements as a prediction of actual results. In addition, Lincoln disclaims any obligation to update any forward-looking statements to reflect events or circumstances that occur after the date of this prospectus supplement.

PROSPECTUS
$1,300,000,000

Lincoln National Corporation

Debt Securities

Preferred Stock
Common Stock
Warrants
Stock Purchase Contracts
Stock Purchase Units

Lincoln National Capital III

Lincoln National Capital IV
Lincoln National Capital V
Lincoln National Capital VI

Preferred Securities fully and unconditionally

guaranteed, as described herein, by

Lincoln National Corporation

     Lincoln National Corporation (the “Company”) may offer and sell from time to time (i) its unsecured senior debt securities (“Senior Debt Securities”) and its unsecured junior subordinated debt securities (the “Junior Subordinated Debt Securities”), consisting of debentures, notes and/or other evidences of indebtedness (the “Debt Securities”), (ii) shares of its preferred stock, no par value per share (the “Preferred Stock”), which may be represented by depositary shares as described herein, (iii) shares of its common stock, no par value per share (the “Common Stock”), (iv) warrants to purchase any of the foregoing Debt Securities, Preferred Stock and Common Stock (the “Warrants”), (v) stock purchase contracts (“Stock Purchase Contracts”) to purchase shares of Common Stock or (vi) stock purchase units (“Stock Purchase Units”), each representing ownership of a Stock Purchase Contract and any of (x) Debt Securities, (y) debt obligations of third parties, including U.S. Treasury Securities, or (z) Preferred Securities (as defined below) of a Lincoln Trust (as defined below), securing the holder’s obligation to purchase Common Stock under the Stock Purchase Contract. Such securities may be offered in one or more separate classes or series, in amounts, at prices and on terms to be determined by market conditions at the time of sale and to be set forth in a supplement or supplements to this Prospectus (a “Prospectus Supplement”). Such securities may be sold for U.S. dollars, foreign denominated currency or currency units; amounts payable with respect to any such securities may likewise be payable in U.S. dollars, foreign denominated currency or currency units, in each case as the Company specifically designates.

     Lincoln National Capital III, Lincoln National Capital IV, Lincoln National Capital V and Lincoln National Capital VI, each a statutory business trust formed under the laws of the State of Delaware (each, a “Lincoln Trust,” and collectively, the “Lincoln Trusts”), may severally offer, from time to time, preferred securities (the “Preferred Securities”) representing preferred undivided beneficial interests in such Lincoln Trust. The Company will be the owner of the common securities (the “Common Securities” and, together with the Preferred Securities, the “Trust Securities”) of each Lincoln Trust. The payment of periodic cash distributions (“Distributions”) with respect to Preferred Securities of each of the Lincoln Trusts out of monies held by the Property Trustee (as defined herein) of each of the Lincoln Trusts and payments on liquidation of each Lincoln Trust and on redemption of Preferred Securities of such Lincoln Trust, will be guaranteed by the Company as and to the extent described herein (each, a “Guarantee”). See “Description of Guarantees.” The Company’s obligation under each Guarantee is an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt (as defined herein) of the Company. Except as otherwise provided in the applicable Prospectus Supplement, (i) concurrently with the issuance by a Lincoln Trust of its Preferred Securities, such Lincoln Trust will invest the proceeds thereof and any contributions made in respect of the Common Securities in a corresponding series of the Company’s Junior Subordinated Debt Securities (the “Corresponding Junior Subordinated Debt Securities”) with terms directly corresponding to the terms of that Lincoln Trust’s Preferred Securities (the “Related Preferred Securities”), (ii) the Corresponding Junior Subordinated Debt Securities will be the sole assets of each Lincoln Trust, and (iii) payments under the Corresponding Junior Subordinated Debt Securities and the related Expense Agreement (as defined herein) will be the only revenue of each Lincoln Trust. The Company may redeem the Corresponding Junior Subordinated Debt Securities (and cause the redemption of the Trust Securities) or may terminate each Lincoln Trust and cause the Corresponding Junior Subordinated Debt Securities to be distributed to the holders of Preferred Securities in liquidation of their interests in such Issuer in certain circumstances. See “Description of Preferred Securities — Liquidation Distribution Upon Termination.”

(Continued on following page)

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This Prospectus may not be used to consummate sales of Offered Securities (as defined herein)

unless accompanied by a Prospectus Supplement.

The date of this Prospectus is April 27, 1998.

(Continued from previous page)

      Specific terms of the particular Debt Securities, Preferred Stock, Common Stock, Warrants, Stock Purchase Contracts, Stock Purchase Units, Preferred Securities and the related Guarantee, in respect of which this Prospectus is being delivered (the “Offered Securities”) will be set forth in an accompanying Prospectus Supplement or Supplements, together with the terms of the offering of the Offered Securities, the initial price thereof and the net proceeds from the sale thereof. The Prospectus Supplement will set forth with regard to the particular Offered Securities, certain terms thereof, including, where applicable, (i) in the case of Debt Securities, the ranking as senior or junior subordinated Debt Securities, the specific designation, aggregate principal amount, purchase price, maturity, interest rate (which may be fixed or variable), if any, the time and method of calculating interest payments, if any, the right of the Company, if any, to defer payments of interest on the Junior Subordinated Debt Securities and the maximum length of such deferred period, time of payment of interest, if any, listing, if any, on a securities exchange, authorized denomination, any exchangeability, conversion, redemption, prepayment or sinking fund provisions, the currency or currencies or currency unit or units in which principal, premium, if any, or interest, if any, is payable, public offering price and any other specific terms of the Debt Securities; (ii) in the case of Preferred Stock, the specific designation, number of shares, purchase price and the rights, preferences and privileges thereof and any qualifications or restrictions thereon (including dividends, liquidation value, voting rights, terms for the redemption, conversion or exchange thereof and any other specific terms of the Preferred Stock), listing, if any, on a securities exchange and whether the Company has elected to offer the Preferred Stock in the form of depositary shares; (iii) in the case of Common Stock, the number of shares offered, the initial offering price, market price and dividend information; (iv) in the case of Warrants, the specific designation, the number, purchase price and terms thereof, any listing of the Warrants or the underlying securities on a securities exchange or any other terms in connection with the offering, sale and exercise of the Warrants, as well as the terms on which and the securities for which such Warrants may be exercised; (v) in the case of Stock Purchase Contracts, the designation and number of shares of Common Stock issuable thereunder, the purchase price of the Common Stock, the date or dates on which the Common Stock is required to be purchased by the holders of the Stock Purchase Contracts, any periodic payments required to be made by the Company to the holders of the Stock Purchase Contracts or vice versa, and the terms of the offering and sale thereof; (vi) in the case of Stock Purchase Units, the specific terms of the Stock Purchase Contracts and any Debt Securities or debt obligations of third parties or Preferred Securities of a Lincoln Trust securing the holders’ obligation to purchase the Common Stock under the Stock Purchase Contracts, the ability of a holder of such Stock Purchase Units to settle early the underlying Stock Purchase Contract by delivering cash in exchange for the underlying collateral and, if applicable, whether the Company will issue to such holder a Prepaid Stock Purchase Contract as a result of such early settlement and the specific terms of the Prepaid Stock Purchase Contract and the terms of the offering and sale of such Stock Purchase Units; and (vii) in the case of Preferred Securities of a Lincoln Trust, the specific designation, number of securities, liquidation amount per security, initial public offering price, and any listing on a securities exchange, distribution rate (or method of calculation thereof), dates on which distributions shall be payable and dates from which distributions shall accrue, voting rights, if any, terms for any conversion or exchange into other securities, any redemption or sinking fund provisions, any other rights, preferences, privileges, limitations or restrictions relating to the Preferred Securities and the terms upon which the proceeds of the sale of the Preferred Securities shall be used to purchase a specific series of Junior Subordinated Debt Securities of the Company.

      The Offered Securities may be offered in amounts, at prices and on terms to be determined at the time of offering; provided, however, that the aggregate offering price to the public of the Offered Securities will be limited to $1,300,000,000. Any Prospectus Supplement relating to any Offered Securities will contain information concerning certain United States federal income tax considerations, if applicable, to the Offered Securities.

      The Company and/or each Lincoln Trust may sell the Offered Securities directly, through agents designated from time to time or through underwriters or dealers. See “Plan of Distribution.” If any agents of the Company and/or any Lincoln Trust or any underwriters or dealers are involved in the sale of the Offered Securities, the names of such agents, underwriters or dealers and any applicable commissions and discounts will be set forth in the related Prospectus Supplement. The managing underwriter or underwriters with respect to each series sold to or through underwriters will be named in the accompanying Prospectus Supplement. See “Plan of Distribution” for possible indemnification arrangements for dealers, underwriters and agents.

      No person has been authorized to give any information or to make any representations other than those contained or incorporated by reference in this Prospectus, and, with respect to particular offered securities, the Prospectus Supplement relating thereto, and if given or made, such information or representations must not be relied upon as having been authorized. Neither this Prospectus nor such Prospectus Supplement constitutes an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer for solicitation is unlawful. Neither the delivery of this Prospectus or such Prospectus Supplement nor any sale hereunder shall under any circumstances create any implication that there has been no change in the affairs of the Company or any Lincoln Trust since the date hereof or that information contained herein is correct as of any time subsequent to its date.

      FOR NORTH CAROLINA RESIDENTS: THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE COMMISSIONER OF INSURANCE OF THE STATE OF NORTH CAROLINA, NOR HAS THE COMMISSIONER OF INSURANCE RULED UPON THE ACCURACY OR THE ADEQUACY OF THIS DOCUMENT.

AVAILABLE INFORMATION

      The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the “Commission”). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 and at the regional offices of the Commission located at 7 World Trade Center, 13th Floor, Suite 1300, New York, New York 10048 and Suite 1400, Citicorp Center, 14th Floor, 500 West Madison Street, Chicago, Illinois 60661. Copies of such material can also be obtained at prescribed rates by writing to the Public Reference Section of the Commission at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549. In addition, such reports, proxy statements and other information concerning the Company can be inspected at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005, at the offices of the Chicago Stock Exchange, Inc. at 440 South LaSalle Street, Chicago, Illinois 60603 and at the offices of the Pacific Stock Exchange, Inc. at 301 Pine Street, San Francisco, California 94104. The Commission maintains a Web site (located at http://www.sec.gov) which includes reports, proxy statements and other information, including the Registration Statement of which this Prospectus is a part, filed electronically by registrants with the Commission.

      The Company and the Lincoln Trusts have filed with the Commission a Registration Statement on Form S-3 (together with all amendments and exhibits thereto, the “Registration Statement”) under the Securities Act of 1933, as amended (the “Securities Act”) with respect to the securities offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement, certain portions of which have been omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company and the securities offered hereby, reference is made to the Registration Statement and the exhibits and the financial statements, notes and schedules filed as a part thereof or incorporated by reference therein, which may be inspected at the public reference facilities of the Commission, at the addresses set forth above. Statements made in this Prospectus concerning the contents of any documents referred to herein are not necessarily complete, and in each instance are qualified in all respects by reference to the copy of such document filed as an exhibit to the Registration Statement.

      No separate financial statements of the Lincoln Trusts have been included herein. The Company and the Lincoln Trusts do not consider that such financial statements would be material to holders of the Preferred Securities because (i) all of the voting securities of the Lincoln Trusts will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) each Lincoln Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and does not propose to engage in any activity other than holding as trust assets the Corresponding Junior Subordinated Debt Securities of the Company and issuing the Trust Securities, and (iii) the Company’s obligations described herein and in any accompanying Prospectus Supplement, through the applicable Guarantee, the applicable Trust Agreement, the Junior Subordinated Debt Securities, the Junior Subordinated Indenture and any supplemental indentures thereto, and the Expense Agreement, taken together, constitute a full, irrevocable and unconditional guarantee by the Company of payments due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Lincoln Trust’s obligations under the Preferred Securities. See “The Lincoln Trusts,” “Description of Preferred Securities,” “Description of Junior Subordinated Debt Securities” and “Description of Guarantees.”

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

      The following documents filed by the Company with the Commission are incorporated into this Prospectus by reference and made a part hereof: (a) the Company’s Annual Report on Form 10-K for the year ended December 31, 1997; and (b) the Company’s Current Report on Form 8-K filed on March 24, 1998. Each document or report filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the termination of any offering of securities made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus and to be a part of this Prospectus from the date of filing of such document. Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of the Registration Statement and this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Registration Statement or this Prospectus.

      The Company will provide without charge to any person to whom this Prospectus is delivered, on the written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference herein (other than exhibits not specifically incorporated by reference into the texts of such documents). Requests for such documents should be directed to: C. Suzanne Womack, Secretary, Lincoln National Corporation, 200 East Berry Street, Fort Wayne, Indiana, 46802-2706, telephone number (219)  455-3271.

      Unless otherwise indicated, currency amounts in this Prospectus and any Prospectus Supplement are stated in United States dollars (“$,” “dollars” or “U.S.$”).

LINCOLN NATIONAL CORPORATION

      The Company is a holding company with consolidated assets at December 31, 1997 of approximately $77.2 billion and shareholders’ equity of approximately $5.0 billion. The Company, through its subsidiaries, provides life insurance and annuities, life-health reinsurance, property-casualty insurance, and investment management services to its customers.

      Lincoln National Corporation is an Indiana corporation with its principal office at 200 East Berry Street, Fort Wayne, Indiana 46802-2706. Its telephone number is (219) 455-2000.

THE LINCOLN TRUSTS

      Each Lincoln Trust is a statutory business trust formed under Delaware law pursuant to (i) a trust agreement executed by the Company, as sponsor of the Lincoln Trust, and the Delaware Trustee (as defined herein) of such Lincoln Trust and (ii) the filing of a certificate of trust with the Delaware Secretary of State. Each trust agreement will be amended and restated in its entirety (each, as so amended and restated, a “Trust Agreement”) substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each Trust Agreement will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”). Each Lincoln Trust exists for the exclusive purposes of (i) issuing and selling its Trust Securities, (ii) using the proceeds from the sale of such Trust Securities to acquire a series of Corresponding Junior Subordinated Debt Securities issued by the Company, and (iii) engaging in only those other activities necessary, convenient or incidental thereto.

      All of the Common Securities of each Lincoln Trust will be owned by the Company. The Common Securities of a Lincoln Trust will rank pari passu, and payments will be made thereon pro rata, with the Preferred Securities of such Lincoln Trust, except that upon the occurrence and continuance of an event of default under a Trust Agreement resulting from a Junior Subordinated Debt Security Event of Default (as defined herein), the rights of the Company as holder of the Common Securities to payment in respect of Distributions and payments upon liquidation, redemption or otherwise will be subordinated to the rights of the holders of the Preferred Securities of such Lincoln Trust. See “Description of Preferred Securities — Subordination of Common Securities.” The Company will acquire Common Securities in an aggregate liquidation amount equal to not less than 3% of the total capital of each Lincoln Trust.

      Unless otherwise specified in the applicable Prospectus Supplement, each Lincoln Trust has a term of approximately 55 years, but may terminate earlier as provided in the applicable Trust Agreement. Each Lincoln Trust’s business and affairs are conducted by its trustees, each appointed by the Company as holder of the Common Securities. Unless otherwise specified in the applicable Prospectus Supplement, the trustees for each Lincoln Trust will be The First National Bank of Chicago, as the Property Trustee (the “Property Trustee”), First Chicago Delaware, Inc., as the Delaware Trustee (the “Delaware Trustee”), and two individual trustees (the “Administrative Trustees”) who are employees or officers of or affiliated with the Company (collectively, the “Issuer Trustees”). The First National Bank of Chicago, as Property Trustee, will act as sole indenture trustee under each Trust Agreement for purposes of compliance with the Trust Indenture Act. The First National Bank of Chicago will also act as trustee under the Guarantees and the Junior Subordinated Indenture (as defined herein). See “Description of Guarantees” and “Description of Junior Subordinated Debt Securities.” The holder of the Common Securities of a Lincoln Trust, or the holders of a majority in liquidation preference of the related Preferred Securities if a Junior Subordinated Debt Security Event of Default under the Trust Agreement for such Lincoln Trust has occurred and is continuing, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee for such Lincoln Trust. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees; such voting rights are vested exclusively in the holder of the Common Securities. The duties and obligations of each Issuer Trustee are governed by the applicable Trust Agreement. The Company will pay all fees and expenses related to each Lincoln Trust and the offering of the Preferred Securities and will pay, directly or indirectly, all ongoing costs, expenses and liabilities of each Lincoln Trust.

      The principal executive office of each Lincoln Trust is 200 East Berry Street, Fort Wayne, Indiana 46802-2706 and its telephone number is (219) 455-2000.

USE OF PROCEEDS

      Except as otherwise set forth in the applicable Prospectus Supplement with respect to the proceeds from the sale of the particular Offered Securities to which such Prospectus Supplement relates, the net proceeds from the sale of the Offered Securities are expected to be used by the Company for general corporate purposes, including repayment or redemption of outstanding debt or preferred stock, the possible acquisition of financial services businesses or assets thereof, investments in portfolio assets and working capital needs. The Company routinely reviews opportunities to acquire financial services businesses or assets thereof. Each Lincoln Trust will use all proceeds received from the sale of its Trust Securities to purchase Junior Subordinated Debt Securities of the Company.

CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES AND

EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

      Set forth below are the Company’s historical ratios of earnings to fixed charges for each of the years in the five-year period ended December 31, 1997. In addition, set forth below are pro forma ratios giving effect to the sale of $100,000,000 aggregate principal amount of 6 1/2% Notes due March 15, 2008 (the “2008 Notes”) and $200,000,000 aggregate principal amount of 7% Notes due March 15, 2018 (together with the 2008 Notes, the “Notes”) in March 1998 and the application of the proceeds thereof (without giving effect to the reduction of offering proceeds due to discounted price to public, underwriting discount and expenses).

	Year Ended December 31,

	1997	1996	1995	1994	1993

Ratio of Earnings to Fixed Charges:
Excluding Interest on Annuities and Financial Products(1)

Historical	13.58	7.37	7.51	6.43	10.35

Pro Forma(2)	13.23
Including Interest on Annuities and Financial Products(3)

Historical	1.90	1.45	1.41	1.25	1.43

Pro Forma(2)	1.89
Ratio of Earnings to Combined Fixed Charges and Preferred Stock Dividends(4)

Historical	1.90	1.45	1.40	1.23	1.40

Pro Forma(2)	1.89

(1)	For purposes of determining this ratio, earnings consist of income before federal income taxes, cumulative effect of accounting change and minority interests adjusted for the difference between income or losses from unconsolidated equity investments and cash distributions from such investments, plus fixed charges. Fixed charges consist of: (i) interest and debt expense on short and long-term debt and distributions to minority interest-preferred securities of subsidiary companies and (ii) the portion of operating leases that are representative of the interest factor.

(2)	Pro forma ratios after giving effect to the net increase in interest expense due to the issuance of the Notes at a blended rate of 6.833% per annum less the repayment of $200 million of short-term debt and earnings on $100 million of short-term investments at a weighted average interest rate of 5.83% per annum.

(3)	Same as the ratio of earnings to fixed charges, excluding interest on annuities and financial products, except fixed charges and earnings include interest on annuities and financial products.

(4)	Same as the ratio of earnings to fixed charges, including interest on annuities and financial products, except that fixed charges include the pre-tax earnings required to cover preferred stock dividend requirements.

(5)	Coverage ratios in 1997 are higher than other historical periods due to the inclusion of a gain on sale of discontinued operations of $777 million.

DESCRIPTION OF THE SENIOR DEBT SECURITIES

      The Senior Debt Securities (for purposes of this Section only, the “Debt Securities”) may be issued in one or more series under an Indenture dated as of September 15, 1994, as supplemented from time to time (as so supplemented, the “Indenture”), between the Company and The Bank of New York, as trustee (the “Trustee”). This summary of certain terms and provisions of the Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. The Indenture is qualified under the Trust Indenture Act. Parenthetical references in this Section are to provisions of the Indenture. Certain terms defined in the Indenture are capitalized in this Prospectus. Whenever particular defined terms of the Indenture are referred to herein or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference.

General

      The Debt Securities will be unsecured and will rank on the parity with all other unsecured and unsubordinated indebtedness of the Company.

      The Indenture does not limit the amount of Debt Securities which may be issued thereunder and provides that Debt Securities may be issued up to the aggregate principal amount which may be authorized from time to time by the Company. Reference is made to the Prospectus Supplement for the following terms of Debt Securities being offered thereby: (i) the title, aggregate principal amount and authorized denominations of Debt Securities; (ii) the percentage of their principal amount at which such Debt Securities will be issued; (iii) the date or dates on which Debt Securities will mature; (iv) the rate or rates per annum (which may be fixed or variable), if any, at which Debt Securities will bear interest (or the method of determination or calculation thereof); (v) the times at which any such interest will be payable; (vi) the currency or units based on or relating to currencies in which the Debt Securities are denominated and in which principal, premium, if any, any interest and Additional Amounts (as defined below) will or may be payable; (vii) the dates, if any, on which and the price or prices at which the Debt Securities will, pursuant to any mandatory sinking fund provisions, or may, pursuant to any optional sinking fund provisions, be redeemed by the Company, and other terms and provisions of such sinking fund; (viii) any redemption terms or any terms for repayment of principal amount at the option of the holder; (ix) whether and under what circumstances the Company will pay additional amounts (“Additional Amounts”) in respect of certain taxes imposed on certain holders or as otherwise provided; (x) the terms and conditions upon which such Debt Securities may be convertible into shares of Common Stock or other securities of the Company, including the conversion price, conversion period and other conversion provisions; (xi) the defeasance provisions, if any, that are applicable to such Debt Securities (other than those described herein); (xii) whether the Debt Securities are to be issuable in global form and, if so, the terms and conditions, if any, upon which interests in such Debt Securities in global form may be exchanged, in whole or in part, for the individual Debt Securities represented thereby and the initial Depository with respect to such global Debt Security; (xiii) the person to whom any interest on a Registered Security is payable, if other than the registered holder thereof, or the manner in which any interest is payable on a Bearer Security if other than upon presentation of the coupons pertaining thereto, as the case may be; or (xiv) any other specific terms of such Debt Securities.

      Principal, interest and premium and Additional Amounts, if any, will be payable in the manner, at the places and subject to the restrictions set forth in the Indenture, the Debt Securities and the Prospectus Supplement relating thereto.

      Unless otherwise indicated in the Prospectus Supplement relating thereto, the Debt Securities will be issued in fully registered form without coupons. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special Federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement.

      Some of the Debt Securities may be issued as discounted Debt Securities (bearing no interest or at a rate which at the time of issuance is below market rates) to be sold at the substantial discount below their stated principal amount. Federal income tax consequences and other special considerations applicable to any such discounted Debt Securities will be described in the Prospectus Supplement relating thereto.

      If the purchase price of any Debt Securities is payable in one or more foreign currencies or currency units or if any Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain Federal income tax considerations, specific terms and other information with respect to such issue of Debt Securities and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

      Debt Securities may be presented for exchange, and registered Debt Securities may be presented for transfer, in the manner, at the places and subject to the restrictions set forth in the Indenture, the Debt Securities and the Prospectus Supplement relating thereto. Debt Securities in bearer form and the coupons, if any, appertaining thereto will be transferable by delivery. No service charge will be made for any transfer or exchange of Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 2.06)

      Unless otherwise indicated in the applicable Prospectus Supplement, the covenants contained in the Indenture and the Debt Securities would not necessarily afford Holders of the Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect Holders.

      If the Debt Securities are convertible into shares of Common Stock, the conversion price payable and the number of shares purchasable upon conversion may be subject to adjustment in certain events as set forth in the applicable Prospectus Supplement.

Form, Registration, Transfer and Exchange

      The Debt Securities of a series may be issued solely as Registered Securities, solely as Bearer Securities (with or without coupons attached) or as both Registered Securities and Bearer Securities. Debt Securities of a series may be issuable in whole or part in the form of one or more global Debt Securities (“Global Securities”), as described below under “Book-Entry Debt Securities.”

      Registered Securities of any series will be exchangeable for other Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. In addition, if Debt Securities of any series are issuable as both Registered Securities and as Bearer Securities, at the option of the holder, subject to the terms of the Indenture, Bearer Securities (accompanied by all unmatured coupons, except as provided below, and all matured coupons in default) of such series will be exchangeable for Registered Securities of the same series of any authorized denominations and of a like aggregate principal amount and tenor. Unless otherwise indicated in the applicable Prospectus Supplement, any Bearer Security surrendered in exchange for a Registered Security between a record date or a special record date for defaulted interest and the relevant date for payment of interest will be surrendered without the coupon relating to such date for payment of interest and interest will not be payable in respect of the Registered Security issued in exchange for such Bearer Security, but will be payable only to the holder of such coupon when due in accordance with the terms of the Indenture. Bearer Securities will not be issued in exchange for Registered Securities. (Sections 2.06, 2.12 and 4.01)

      Debt Securities may be presented for exchange as provided above, and unless otherwise indicated in the applicable Prospectus Supplement, Registered Securities may be presented for registration of transfer (duly endorsed, or accompanied by a duly executed written instrument of transfer), at the office of any transfer agent designated by the Company for such purpose with respect to any series of Debt Securities and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Indenture. Such transfer or exchange will be effected upon such transfer agent being satisfied with the documents of title and identity of the person making the request. The Company may at any time rescind the designation of any transfer agent, provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in each Place of Payment for Debt Securities of such series. The Company may at any time designate additional transfer agents with respect to any series of Debt Securities. (Sections 2.06 and 4.02)

      In the event of any redemption of Debt Securities of any series, the Company will not be required to (i) register the transfer of or exchange Debt Securities of that series during a period of 15 days next preceding the selection of securities of such series to be redeemed; (ii) register the transfer of or exchange any Registered Security, or portion thereof, called for redemption, except the unredeemed portion of any Registered Security being redeemed in part; or (iii) exchange any Bearer Security called for redemption except, to the extent provided with respect to any series of Debt Securities and referred to in the applicable Prospectus Supplement, to exchange such Bearer Security for a Registered Security of that series and of like tenor and principal amount that is immediately surrendered for redemption. (Section 2.06)

Payment and Paying Agents

      Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, interest and Additional Amounts, if any, on Registered Securities will be made at the office of such paying agent or paying agents as the Company may designate from time to time, except that at the option of the Company payment of any interest and any Additional Amounts may be made by check or draft mailed to the address of the Person entitled thereto as such address shall appear in the Debt Security Register. Unless indicated in an applicable Prospectus Supplement, payment of any installment of interest on Registered Securities will be made to the Person in whose name such Registered Security is registered at the close of business on the record date for such interest. (Section 4.01)

      Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal, premium, if any, interest and Additional Amounts, if any, on Bearer Securities will be payable, subject to any applicable laws and regulations, at the offices of such paying agents outside the United States as the Company may designate from time to time, or by check or by transfer to an account maintained by the payee outside the United States. Unless otherwise indicated in the applicable Prospectus Supplement, any payment of interest on any Bearer Securities will be made only against surrender of the coupon relating to such interest installment. (Sections 2.06 and 4.02)

      Any paying agents in or outside the United States initially designated by the Company for the Debt Securities will be named in the applicable Prospectus Supplement. If the Debt Securities of a series are listed on a stock exchange located outside the United States, and such stock exchange shall so require, the Company will maintain a paying agent with respect to such series in London, Luxembourg or any other city so required located outside the United States so long as the Debt Securities of such series are listed on such exchange. The Company may at any time designate additional paying agents or rescind the designation of any paying agent, provided, however, that no such designation or rescission shall in any manner relieve the Company of its obligation to maintain an office or agency in each Place of Payment. (Section 4.02)

      All monies paid by the Company to a paying agent for the payment of principal of or interest or Additional Amounts, if any, on any Debt Security which remain unclaimed at the end of one year after such principal, interest or Additional Amounts shall have become due and payable will be repaid to the Company and the holder of such Debt Security or any coupon will thereafter look only to the Company for payment thereof. (Section 4.03)

Book-Entry Debt Securities

      The Debt Securities of a series may be issued in the form of one or more Global Securities that will be deposited with a Depository or its nominee identified in the applicable Prospectus Supplement. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of outstanding Debt Securities of the series to be represented by such Global Security or Global Securities. Unless and until it is exchanged in whole or in part for Debt Securities in registered form, a Global Security may not, subject to certain exceptions, be registered for transfer or exchange except to the Depository for such Global Security or a nominee of such Depository. (Section 2.06)

      The specific terms of the depository arrangement with respect to any portion of a series of Debt Securities to be represented by a Global Security will be described in the applicable Prospectus Supplement. The Company expects that the provisions described below will be applicable to depository arrangements.

      Unless otherwise specified in the applicable Prospectus Supplement, Debt Securities which are to be represented by a Global Security to be deposited with or on behalf of a Depository will be represented by a Global Security registered in the name of such Depository or its nominee. Upon the issuance of such Global Security and the deposit of such Global Security with or on behalf of the Depository for such Global Security, the Depository will credit on its book-entry registration and transfer system the respective principal amounts of the Debt Securities represented by such Global Security to the accounts of institutions that have accounts with such Depository or its nominee (“participants”). The accounts to be credited will be designated by the underwriters or agents of such Debt Securities or by the Company if such Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in such Global Security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interest by participants in such Global Security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by the Depository for such Global Security. Ownership of beneficial interests in such Global Security by persons that hold through participants will be shown on, and the transfer of that ownership interest within such participant will be effected only through, records maintained by such participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in certificated form. The foregoing limitations and such laws may impair the ability to transfer beneficial interests in such Global Securities.

      So long as the Depository for a Global Security or its nominee is the registered owner of such Global Security, such Depository or such nominee, as the case may be, will be considered the sole owner or holder of the Debt Securities represented by such Global Security for all purposes under the Indenture. Unless otherwise specified in the applicable Prospectus Supplement, owners of beneficial interests in such Global Security will not be entitled to have Debt Securities of the series represented by such Global Security registered in their names, will not receive or be entitled to receive physical delivery of Debt Securities of such series in certificated form and will not be considered the holders thereof for any purposes under the Indenture. (Sections 2.06 and 11.03) Accordingly, each person owning a beneficial interest in such Global Security must rely on the procedures of the Depository and, if such person is not a participant, on the procedures of the participant through which such person owns its interest to exercise any rights of a holder under the Indenture. The Company understands that, under existing industry practices, if the Company requests any action of holders or an owner of a beneficial interest in such Global Security desires to give any notice or take any action a holder is entitled to give or take under the Indenture, the Depository would authorize the participants to give such notice or take such action, and participants would authorize beneficial owners owning through such participants to give such notice or take such action or would otherwise act upon the instructions of beneficial owners owning through them.

      Principal of and any premium, interest and Additional Amounts on a Global Security will be payable in the manner described in the applicable Prospectus Supplement.

Limitation on Liens on Stock of Restricted Subsidiaries

      The Company will not, nor will it permit any Restricted Subsidiary to, issue, assume or guarantee any indebtedness for borrowed money (hereinafter referred to as “Debt”) secured by a mortgage, security interest, pledge, lien or other encumbrance upon any shares of stock of any Restricted Subsidiary without effectively providing that the Debt Securities (together with, if the Company shall so determine, any other indebtedness of or guarantee by the Company ranking equally with the Debt Securities and then existing or thereafter created) shall be secured equally and ratably with such Debt. (Section 4.06).

      For purposes of the Indenture, “Restricted Subsidiary” means The Lincoln National Life Insurance Company so long as it remains a subsidiary, as well as any successor to all or a principal part of the business of any such subsidiary and any other subsidiary which the Board of Directors designates as a Restricted Subsidiary. (Section 1.01) The Restricted Subsidiary accounted for approximately 78% of the consolidated revenues of the Company during the year ended December 31, 1997 and 86% of the consolidated assets of the Company at December 31, 1997. Prior to June 1997, the Company’s ownership in American States Insurance Company also was considered a Restricted Subsidiary. Upon the announcement of the sale of the Company’s interest in American States Insurance Company in June 1997, American States Insurance Company became a discontinued operation of the Company and therefor ceased to be considered a Restricted Subsidiary for purposes of the Indenture.

Limitation on Issuance or Disposition of Stock of Restricted Subsidiaries

      The Company will not, nor will it permit any Restricted Subsidiary to, issue, sell, assign, transfer or otherwise dispose of, directly or indirectly, any Capital Stock (other than nonvoting preferred stock) of any Restricted Subsidiary, except for (i) the purpose of qualifying directors; (ii) sales or other dispositions to the Company or one or more Restricted Subsidiaries; (iii) the disposition of all or any part of the Capital Stock of any Restricted Subsidiary for consideration which is at least equal to the fair value of such Capital Stock as determined by the Company’s Board of Directors (acting in good faith); or (iv) an issuance, sale, assignment, transfer or other disposition required to comply with an order of a court or regulatory authority of competent jurisdiction, other than an order issued at the request of the Company or any Restricted Subsidiary. (Section 4.07)

      For the purposes of the Indenture, “Capital Stock” means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) corporate stock. (Section 1.01)

Defaults and Remedies

      An Event of Default with respect to Debt Securities of any series is defined in the Indenture as being: (a) default for 30 days in payment of any interest or Additional Amounts on the Debt Securities of such series; (b) default in payment of principal or premium, if any, on the Debt Securities of such series when due either at maturity, upon redemption, by declaration or otherwise (except a failure to make payment resulting from mistake, oversight or transfer difficulties not continuing for more than 3 Business Days beyond the date on which such payment is due); (c) default in payment of any sinking fund installment when due and payable (except a failure to make payment resulting from mistake, oversight or transfer difficulties not continuing for more than three Business Days beyond the date on which such payment is due); (d) default by the Company in the performance or breach of any other covenant or warranty of the Company in respect of the Debt Securities of such series for a period of 60 days after notice thereof to the Company or Trustee; (e) certain events involving the bankruptcy or insolvency of the Company; or (f) other Events of Default as specified in the Supplemental Indenture or Board Resolution under which such series of Debt Securities was issued. (Section 6.01)

      The Indenture provides that (1) if an Event of Default described in clauses (a), (b), (c) or, in the event of a default with respect to less than all Outstanding series under the Indenture, (d) above shall have occurred and be continuing with respect to one or more series, either the Trustee or the holders of 25 percent in principal amount of the Debt Securities of such series then Outstanding (each such series voting as a separate class) may declare the principal (or, in the case of original issue discount Debt Securities, the portion thereof specified in the terms thereof) of all Outstanding Debt Securities of such series and the interest accrued thereon and Additional Amounts payable in respect thereof, if any, to be due and payable immediately and (2) if an Event of Default described in clause (d) (in the event of a default with respect to all Outstanding series) or (e) above shall have occurred and be continuing, either the Trustee or the holders of 25 percent in principal amount of all Debt Securities then Outstanding (voting as one class) may declare the principal (or, in the case of original issue discount Debt Securities, the portion of the principal amount thereof specified in the terms thereof) of all Debt Securities then Outstanding and the interest accrued thereon and Additional Amounts payable in respect thereof, if any, to be due and payable immediately, but upon certain conditions such declarations may be annulled and past defaults (except for defaults in the payment of principal of, or premium, interest or Additional Amounts, if any, on such Debt Securities) may be waived by the holders of a majority in principal amount of the Debt Securities of such series (or of all series, as the case may be) then Outstanding. (Sections 6.01 and 6.10)

      Holders may not enforce the Indenture or the Debt Securities except as provided in the Indenture. The Trustee may refuse to enforce the Indenture or the Debt Securities unless it receives indemnity satisfactory to it. Subject to certain limitations, holders of a majority in principal amount of the Debt Securities of any series may direct the Trustee in its exercise of any trust or power. The Company is required to deliver annually to the Trustee an officer’s statement indicating whether the signer knows of any default by the Company in performing any of its obligations under the Indenture. The Trustee may withhold from Holders notice of any continuing default (except a default in payment of principal, premium, if any, interest or Additional Amounts, if any, or any sinking or purchase fund installment) if it determines that withholding notice is in their interest. (Sections 4.05, 6.06, 6.09, 6.11, 7.01 and 7.05).

Defeasance

      Unless otherwise described in a Prospectus Supplement with respect to any series of Debt Securities, the Company, at its option, (a) will be discharged from any and all obligations in respect of such Debt Securities (except in each case for certain obligations to register the transfer or exchange of such Debt Securities, replace stolen, lost or mutilated Debt Securities, maintain paying agencies and hold moneys for payment in trust) on the ninety-first day after satisfaction of all conditions thereto or (b) effective upon the satisfaction of all conditions thereto, need not comply with certain restrictive covenants (including any covenants or agreements applicable with respect to a particular series of Debt Securities) under the Indenture and will not be limited by any restrictions with respect to merger, consolidation or sales of assets, in each case if the Company deposits with the Trustee, in trust, (x) money or (y) Government Obligations or a combination of (x) and (y) which, through the payment of interest thereon and principal thereof in accordance with their terms, will in the written opinion of independent public accountants selected by the Company, provide money in an amount sufficient to pay all the principal (including any mandatory sinking fund payments) of, and interest and Additional Amounts, if any, and premium, if any, on, such Debt Securities on the dates such payments are due in accordance with the terms of such series. (Section 8.02) In order to avail itself of either of the foregoing options, no Event of Default shall have occurred and be continuing under the Indenture and the Company must provide to the Trustee (i) an opinion of counsel to the effect that holders of the Debt Securities of such series will not recognize income, gain or loss for Federal income tax purposes as a result of the Company’s exercise of its option and will be subject to Federal income tax on the same amount and in the same manner, and at the same time as would have been the case if such option had not been exercised and, in the case of Debt Securities being discharged, such opinion shall be accompanied by a private letter ruling to that effect received from the United States Internal Revenue Service (the “Service”) or a revenue ruling pertaining to a comparable form of transaction to that effect published by the Service, (ii) an officers’ certificate to the effect that no Event of Default or event which with the giving of notice or lapse of time, or both, would become an Event of Default, with respect to such Debt Securities shall have occurred and be continuing on the date of the deposit, and (iii) if the Debt Securities are listed on the New York Stock Exchange, an opinion of counsel to the effect that the exercise of such option will not cause the Debt Securities to be delisted. (Section 8.02) “Government Obligations” means generally direct noncallable obligations of the government which issued the currency in which the Debt Securities of the applicable series are denominated, noncallable obligations the payment of the principal of and interest on which is fully guaranteed by such government, and noncallable obligations on which the full faith and credit of such government is pledged to the payment of the principal thereof and interest thereon. (Section 1.01). In addition, the Company may obtain a discharge under the Indenture with respect to all the Debt Securities of a series by depositing with the Trustee, in trust, moneys or Government Obligations sufficient to pay at maturity or upon redemption principal of, premium, if any, and any interest and Additional Amounts on, all of the Debt Securities of such series, provided that all of the Debt Securities of such series are by their terms to become due and payable within one year or are to be called for redemption within one year. No opinion of counsel or ruling relating to the tax consequences to holders is required with respect to a discharge pursuant to the provisions described in the immediately preceding sentence. (Section 8.01) In the event of any discharge of Debt Securities pursuant to the terms of the Indenture described above, the holders of such Debt Securities will thereafter be able to look solely to such trust fund, and not to the Company, for payments of principal, premium, if any, and interest and Additional Amounts, if any. (Sections 8.01 and 8.02)

Consolidation, Merger and Sale of Assets

      The Company may not consolidate with or merge into, or sell, lease or convey all or substantially all of its assets to, another corporation unless (i) the successor or transferee corporation, which shall be a corporation organized and existing under the laws of the United States or a State thereof, assumes by supplemental indenture all the obligations of the Company under the Debt Securities and the Indenture and (ii) the Company or successor corporation, as the case may be, will not, immediately after such consolidation or merger or sale, lease or conveyance, be in default in the performance of any covenant or condition with respect to the Debt Securities or the Indenture. The Company will deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture comply with the terms of the Indenture. Upon any consolidation or merger, or any sale, lease or conveyance of all or substantially all of the assets of the Company, the successor corporation formed by such consolidation or into which the Company is merged or to which such transfer is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under the Indenture. (Sections 5.01 and 5.02). Thereafter all obligations of the predecessor corporation shall terminate. (Section 5.01)

Modification of the Indenture

      The Indenture permits the Company and the Trustee to amend or supplement the Indenture or the Debt Securities without notice to or consent of any holder of a Debt Security for certain purposes, including without limitation, to cure any ambiguity, defect or inconsistency, to comply with Section 5.01 (relating to when the Company may consolidate, merge or sell all or substantially all of its assets), to provide for uncertificated Debt Securities, to establish the form or terms of Debt Securities of any series or to make any change that does not adversely affect the rights of any holder of a Debt Security. (Section 9.01) Certain modifications and amendments of the Indenture may be made by the Company and the Trustee only with the consent of the holders of at least a majority in aggregate principal amount of the Outstanding Debt Securities of each series issued under the Indenture which is affected by the modification or amendment (voting as one class). However, no such modification or amendment may, without the consent of the holder of each Debt Security affected thereby, (i) reduce the aforesaid percentage of Debt Securities whose holders must consent to an amendment, supplement or waiver; (ii) reduce the rate or rates or extend the time for payment of interest or Additional Amounts, if any, on any Debt Security; (iii) reduce the principal of or premium, if any, on or extend the fixed maturity of any Debt Security; (iv) modify or effect in any manner adverse to the holders of Debt Securities the terms and conditions of the obligations of the Company in respect of its obligations under the Indenture; (v) waive a default in the payment of principal of or premium or interest or Additional Amounts, if any, on any Debt Security; (vi) impair the right to institute a suit for the enforcement of any payment on or with respect to any series of Debt Securities; (vii) change a Place of Payment; or (viii) make any Debt Security payable in currency other than that stated in the Debt Security. (Section 9.02)

Regarding the Trustee

      The Trustee is a participant in the Company’s revolving credit agreement, and the Company has maintained other banking relationships with the Trustee in the normal course of business. The Trustee also acts as trustee and paying agent for the Company’s 7 1/8% Notes due July 15, 1999, 7 5/8% Notes due July 15, 2002, 7 1/4% Debentures due May 15, 2005, 6 1/2% Notes due March 15, 2008, 7% Notes due March 15, 2018 and 9 1/8% Debentures due October 1, 2024.

DESCRIPTION OF JUNIOR SUBORDINATED DEBT SECURITIES

      The Junior Subordinated Debt Securities may be issued in one or more series under a Junior Subordinated Indenture, as supplemented from time to time (as so supplemented, the “Junior Subordinated Indenture”), between the Company and The First National Bank of Chicago, as trustee (the “Junior Subordinated Indenture Trustee”). This summary of certain terms and provisions of the Junior Subordinated Indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, the Junior Subordinated Indenture, the form of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part, and to the Trust Indenture Act. The Junior Subordinated Indenture is qualified under the Trust Indenture Act. Parenthetical references in this Section are to provisions of the Junior Subordinated Indenture. Certain terms defined in the Junior Subordinated Indenture are capitalized in this Prospectus. Whenever particular defined terms of the Junior Subordinated Indenture are referred to herein or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference.

General

      Each series of Junior Subordinated Debt Securities will rank pari passu with all other series of Junior Subordinated Debt Securities and will be unsecured and subordinate and junior in right of payment to the extent and in the manner set forth in the Junior Subordinated Indenture to all Senior Debt (as defined below) of the Company. See “— Subordination.” The Company is a non-operating holding company and almost all of the operating assets of the Company and its consolidated subsidiaries are owned by such subsidiaries. The Company relies primarily on dividends from such subsidiaries to meet its obligations. The payment of dividends by the Company’s insurance company subsidiaries is limited under the insurance company holding company laws of the states in which such subsidiaries are domiciled. Accordingly, the Junior Subordinated Debt Securities will be effectively subordinated to all existing and future liabilities of the Company’s subsidiaries, and holders of Junior Subordinated Debt Securities should look only to the assets of the Company for payments on the Junior Subordinated Debt Securities. The payment of dividends by the Company’s insurance company subsidiaries is limited under the insurance holding company laws of the states in which such subsidiaries are domiciled. Except as otherwise provided in the applicable Prospectus Supplement, the Junior Subordinated Indenture does not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Junior Subordinated Indenture, any other indenture that the Company may enter into in the future or otherwise. See “— Subordination” and the Prospectus Supplement relating to any offering of Offered Securities.

      The Junior Subordinated Debt Securities will be issuable in one or more series pursuant to an indenture supplemental to the Junior Subordinated Indenture or a resolution of the Company’s Board of Directors or a committee thereof.

      The applicable Prospectus Supplement or Prospectus Supplements will describe the following terms of the Junior Subordinated Debt Securities: (1) the title of the Junior Subordinated Debt Securities; (2) any limit upon the aggregate principal amount of the Junior Subordinated Debt Securities; (3) the date or dates on which the principal of the Junior Subordinated Debt Securities is payable (the “Stated Maturity”) or the method of determination thereof; (4) the rate or rates, if any, at which the Junior Subordinated Debt Securities shall bear interest, the Interest Payment Dates on which any such interest shall be payable, the right, if any, of the Company to defer or extend an Interest Payment Date, and the Regular Record Date for any interest payable on any Interest Payment Date or the method by which any of the foregoing shall be determined; (5) the place or places where, subject to the terms of the Junior Subordinated Indenture as described below under “Payment and Paying Agents”, the principal of and premium, if any, and interest on the Junior Subordinated Debt Securities will be payable and where, subject to the terms of the Junior Subordinated Indenture as described below under “— Denominations, Registration and Transfer,” the Junior Subordinated Debt Securities may be presented for registration of transfer or exchange and the place or places where notices and demands to or upon the Company in respect of the Junior Subordinated Debt Securities and the Junior Subordinated Indentures may be made (“Place of Payment”); (6) any period or periods within or date or dates on which, the price or prices at which and the terms and conditions upon which Junior Subordinated Debt Securities may be redeemed, in whole or in part, at the option of the Company or a holder thereof; (7) the obligation or the right, if any, of the Company or a holder thereof to redeem, purchase or repay the Junior Subordinated Debt Securities and the period or periods within which, the price or prices at which, the currency or currencies (including currency unit or units) in which and the other terms and conditions upon which the Junior Subordinated Debt Securities shall be redeemed, repaid or purchased, in whole or in part, pursuant to such obligation; (8) the denominations in which any Junior Subordinated Debt Securities shall be issuable if other than denominations of $25 and any integral multiple thereof; (9) if other than in U.S. Dollars, the currency or currencies (including currency unit or units) in which the principal of (and premium, if any) and interest, if any, on the Junior Subordinated Debt Securities shall be payable, or in which the Junior Subordinated Debt Securities shall be denominated; (10) any additions, modifications or deletions in the Events of Default or covenants of the Company specified in the Junior Subordinated Indenture with respect to the Junior Subordinated Debt Securities; (11) if other than the principal amount thereof, the portion of the principal amount of Junior Subordinated Debt Securities that shall be payable upon declaration of acceleration of the maturity thereof; (12) any additions or changes to the Junior Subordinated Indenture with respect to a series of Junior Subordinated Debt Securities as shall be necessary to permit or facilitate the issuance of such series in bearer form, registrable or not registrable as to principal, and with or without interest coupons; (13) any index or indices used to determine the amount of payments of principal of and premium, if any, on the Junior Subordinated Debt Securities and the manner in which such amounts will be determined; (14) the terms and conditions relating to the issuance of a temporary Global Security representing all of the Junior Subordinated Debt Securities of such series and the exchange of such temporary Global Security for definitive Junior Subordinated Debt Securities of such series; (5) subject to the terms described under “— Global Junior Subordinated Debt Securities”, whether the Junior Subordinated Debt Securities of the series shall be issued in whole or in part in the form of one or more Global Securities and, in such case, the Depositary for such Global Securities, which Depositary shall be a clearing agency registered under the Exchange Act; (16) the appointment of any Paying Agent or Agents; (17) the terms and conditions of any obligation or right of the Company or a holder to convert or exchange the Junior Subordinated Debt Securities into Preferred Securities; (18) the form of Trust Agreement and Guarantee Agreement, if applicable; (19) the relative degree, if any, to which such Junior Subordinated Debt Securities of the series shall be senior to or be subordinated to other series of such Junior Subordinated Debt Securities or other indebtedness of the Company in right of payment, whether such other series of Junior Subordinated Debt Securities or other indebtedness are outstanding or not; and (20) any other terms of the Junior Subordinated Debt Securities not inconsistent with the provisions of the Junior Subordinated Indenture.

      Junior Subordinated Debt Securities may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate which at the time of issuance is below market rates. Certain United States Federal income tax consequences and special considerations applicable to any such Junior Subordinated Debt Securities will be described in the applicable Prospectus Supplement.

      If the purchase price of any of the Junior Subordinated Debt Securities is payable in one or more foreign currencies or currency units or if any Junior Subordinated Debt Securities are denominated in one or more foreign currencies or currency units or if the principal of, premium, if any, or interest, if any, on any Junior Subordinated Debt Securities is payable in one or more foreign currencies or currency units, the restrictions, elections, certain United States Federal income tax consequences, specific terms and other information with respect to such issue of Junior Subordinated Debt Securities and such foreign currency or currency units will be set forth in the applicable Prospectus Supplement.

      If any index is used to determine the amount of payments of principal of, premium, if any, or interest on any series of Junior Subordinated Debt Securities, special United States Federal income tax, accounting and other considerations applicable thereto will be described in the applicable Prospectus Supplement.

Denominations, Registration and Transfer

      Unless otherwise specified in the applicable Prospectus Supplement, the Junior Subordinated Debt Securities will be issuable only in registered form without coupons in denominations of $25 and any integral multiple thereof. Junior Subordinated Debt Securities of any series will be exchangeable for other Junior Subordinated Debt Securities of the same issue and series, of any authorized denominations, of a like aggregate principal amount, of the same Original Issue Date and Stated Maturity and bearing the same interest rate.

      Junior Subordinated Debt Securities may be presented for exchange as provided above, and may be presented for registration of transfer (with the form of transfer endorsed thereon, or a satisfactory written instrument of transfer, duly executed), at the office of the appropriate Securities Registrar or at the office of any transfer agent designated by the Company for such purpose with respect to any series of Junior Subordinated Debt Securities and referred to in the applicable Prospectus Supplement, without service charge and upon payment of any taxes and other governmental charges as described in the Junior Subordinated Indenture. The Company will appoint the Trustee as Securities Registrar under the Junior Subordinated Indenture. If the applicable Prospectus Supplement refers to any transfer agents (in addition to the Securities Registrar) initially designated by the Company with respect to any series of Junior Subordinated Debt Securities, the Company may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, provided that the Company maintains a transfer agent in each Place of Payment for such series. The Company may at any time designate additional transfer agents with respect to any series of Junior Subordinated Debt Securities.

      In the event of any redemption, neither the Company nor the Junior Subordinated Indenture Trustee shall be required to (i) issue, register the transfer of or exchange Junior Subordinated Debt Securities of any series during a period beginning at the opening of business 15 days before the day of selection for redemption of Junior Subordinated Debt Securities of that series and ending at the close of business on the day of mailing of the relevant notice of redemption or (ii) transfer or exchange any Junior Subordinated Debt Securities so selected for redemption, except, in the case of any Junior Subordinated Debt Securities being redeemed in part, any portion thereof not to be redeemed.

Global Junior Subordinated Debt Securities

      The Junior Subordinated Debt Securities of a series may be issued in whole or in part in the form of one or more Global Junior Subordinated Debt Securities that will be deposited with, or on behalf of, a depositary (the “Depositary”) identified in the Prospectus Supplement relating to such series. Global Junior Subordinated Debt Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Junior Subordinated Debt Securities represented thereby, a Global Junior Subordinated Debt Security may not be transferred except as a whole by the Depositary for such Global Junior Subordinated Debt Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

      The specific terms of the depositary arrangement with respect to a series of Junior Subordinated Debt Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

      Upon the issuance of a Global Junior Subordinated Debt Security, and the deposit of such Global Junior Subordinated Debt Security with or on behalf of the Depositary, the Depositary for such Global Junior Subordinated Debt Security or its nominee will credit, on its book-entry registration and transfer system, the respective principal amounts of the individual Junior Subordinated Debt Securities represented by such Global Junior Subordinated Debt Security to the accounts of persons that have accounts with such Depositary (“Participants”). Such accounts shall be designated by the dealers, underwriters or agents with respect to such Junior Subordinated Debt Securities or by the Company if such Junior Subordinated Debt Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Junior Subordinated Debt Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Junior Subordinated Debt Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Junior Subordinated Debt Security.

      So long as the Depositary for a Global Junior Subordinated Debt Security, or its nominee, is the registered owner of such Global Junior Subordinated Debt Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Junior Subordinated Debt Securities represented by such Global Junior Subordinated Debt Security for all purposes under the Junior Subordinated Indenture governing such Junior Subordinated Debt Securities. Except as provided below, owners of beneficial interests in a Global Junior Subordinated Debt Security will not be entitled to have any of the individual Junior Subordinated Debt Securities of the series represented by such Global Junior Subordinated Debt Security registered in their names, will not receive or be entitled to receive physical delivery of any such Junior Subordinated Debt Securities of such series in definitive form and will not be considered the owners or holders thereof under the Junior Subordinated Indenture.

      Payments of principal of (and premium, if any) and interest on individual Junior Subordinated Debt Securities represented by a Global Junior Subordinated Debt Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Junior Subordinated Debt Security representing such Junior Subordinated Debt Securities. None of the Company, the Junior Subordinated Indenture Trustee, any Paying Agent, or the Securities Registrar for such Junior Subordinated Debt Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Junior Subordinated Debt Security representing such Junior Subordinated Debt Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The Company expects that the Depositary for a series of Junior Subordinated Debt Securities or its nominee, upon receipt of any payment of principal, premium or interest in respect of a permanent Global Junior Subordinated Debt Security representing any of such Junior Subordinated Debt Securities, immediately will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the principal amount of such Global Junior Subordinated Debt Security for such Junior Subordinated Debt Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Junior Subordinated Debt Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such Participants.

      Unless otherwise specified in the applicable Prospectus Supplement, if a Depositary for a series of Junior Subordinated Debt Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Junior Subordinated Debt Securities of such series in exchange for the Global Junior Subordinated Debt Security representing such series of Junior Subordinated Debt Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Junior Subordinated Debt Securities, determine not to have any Junior Subordinated Debt Securities of such series represented by one or more Global Junior Subordinated Debt Securities and, in such event, will issue individual Junior Subordinated Debt Securities of such series in exchange for the Global Junior Subordinated Debt Security or Securities representing such series of Junior Subordinated Debt Securities. Further, if the Company so specifies with respect to the Junior Subordinated Debt Securities of a series, an owner of a beneficial interest in a Global Junior Subordinated Debt Security representing Junior Subordinated Debt Securities of such series may, on terms acceptable to the Company, the Junior Subordinated Indenture Trustee and the Depositary for such Global Junior Subordinated Debt Security, receive individual Junior Subordinated Debt Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Junior Subordinated Debt Securities. In any such instance, an owner of a beneficial interest in a Global Junior Subordinated Debt Security will be entitled to physical delivery of individual Junior Subordinated Debt Securities of the series represented by such Global Junior Subordinated Debt Security equal in principal amount to such beneficial interest and to have such Junior Subordinated Debt Securities registered in its name. Individual Junior Subordinated Debt Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $25 and integral multiples thereof.

Payment and Paying Agents

      Unless otherwise indicated in the applicable Prospectus Supplement, payment of principal of (and premium, if any) and any interest on Junior Subordinated Debt Securities will be made at the office of the Junior Subordinated Indenture Trustee in the City of New York or at the office of such Paying Agent or Paying Agents as the Company may designate from time to time in the applicable Prospectus Supplement, except that at the option of the Company payment of any interest may be made (i), except in the case of Global Junior Subordinated Debt Securities, by check mailed to the address of the Person entitled thereto as such address shall appear in the Securities Register or (ii) by transfer to an account maintained by the Person entitled thereto as specified in the Securities Register, provided that proper transfer instructions have been received by the Regular Record Date. Unless otherwise indicated in the applicable Prospectus Supplement, payment of any interest on Junior Subordinated Debt Securities will be made to the Person in whose name such Junior Subordinated Debt Security is registered at the close of business on the Regular Record Date for such interest, except in the case of Defaulted Interest. The Company may at any time designate additional Paying Agents or rescind the designation of any Paying Agent; however the Company will at all times be required to maintain a Paying Agent in each Place of Payment for each series of Junior Subordinated Debt Securities.

      Any moneys deposited with the Junior Subordinated Indenture Trustee or any Paying Agent, or then held by the Company in trust, for the payment of the principal of (and premium, if any) or interest on any Junior Subordinated Debt Security and remaining unclaimed for two years after such principal (and premium, if any) or interest has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debt Security shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

Option to Extend Interest Payment Date

      If provided in the applicable Prospectus Supplement, the Company shall have the right at any time and from time to time during the term of any series of Junior Subordinated Debt Securities to defer payment of interest for such number of consecutive interest payment periods as may be specified in the applicable Prospectus Supplement (each, an “Extension Period”), subject to the terms, conditions and covenants, if any, specified in such Prospectus Supplement, provided that such Extension Period may not extend beyond the Stated Maturity of such series of Junior Subordinated Debt Securities. Certain United States Federal income tax consequences and special considerations applicable to any such Junior Subordinated Debt Securities will be described in the applicable Prospectus Supplement.

Redemption

      Unless otherwise indicated in the applicable Prospectus Supplement, Junior Subordinated Debt Securities will not be subject to any sinking fund.

      Unless otherwise indicated in the applicable Prospectus Supplement, the Company may, at its option, redeem the Junior Subordinated Debt Securities of any series in whole at any time or in part from time to time. Junior Subordinated Debt Securities in denominations larger than $25 may be redeemed in part but only in integral multiples of $25. Except as otherwise specified in the applicable Prospectus Supplement, the redemption price for any Junior Subordinated Debt Security so redeemed shall equal any accrued and unpaid interest thereon to the redemption date, plus the principal amount thereof.

      Except as otherwise specified in the applicable Prospectus Supplement, if a Junior Subordinated Debt Security Tax Event (as defined below) in respect of a series of Junior Subordinated Debt Securities shall occur and be continuing, the Company may, at its option, redeem such series of Junior Subordinated Debt Securities in whole (but not in part) at any time within 90 days of the occurrence of such Junior Subordinated Debt Security Tax Event, at a redemption price equal to 100% of the principal amount of such Junior Subordinated Debt Securities then outstanding plus accrued and unpaid interest to the date fixed for redemption.

      “Junior Subordinated Debt Security Tax Event” means the receipt by the Company of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the applicable series of Junior Subordinated Debt Securities under the Junior Subordinated Indenture, there is more than an insubstantial risk that interest payable by the Company on such series of Junior Subordinated Debt Securities is not, or within 90 days of the date of such opinion will not be, deductible by the Company, in whole or in part, for United States Federal income tax purposes.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each Holder of Junior Subordinated Debt Securities to be redeemed at its registered address. Unless the Company defaults in payment of the redemption price, on and after the redemption date interest ceases to accrue on such Junior Subordinated Debt Securities or portions thereof called for redemption.

Restrictions on Certain Payments

      The Company will also covenant, as to each series of Junior Subordinated Debt Securities, that it will not, and will not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company’s capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay or repurchase or redeem any debt securities of the Company (including other Junior Subordinated Debt Securities) that rank pari passu with or junior in interest to the Junior Subordinated Debt Securities or make any guarantee payments with respect to any guarantee by the Company of the debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Junior Subordinated Debt Securities (other than (a) dividends or distributions in common stock of the Company, (b) redemptions or purchases of any rights pursuant to the Company’s Rights Plan, or any successor to such Rights Plan, and the declaration of a dividend of such rights or the issuance of stock under such plans in the future, (c) payments under any Guarantee and (d) purchases of common stock related to the issuance of common stock under any of the Company’s benefit plans for its directors, officers or employees) if at such time (i) there shall have occurred any event of which the Company has actual knowledge that (a) with the giving of notice or the lapse of time, or both, would constitute an “Event of Default” under the Junior Subordinated Indenture with respect to the Junior Subordinated Debt Securities of such series and (b) in respect of which the Company shall not have taken reasonable steps to cure, (ii) if such Junior Subordinated Debt Securities are held by a Lincoln Trust of a series of Related Preferred Securities, the Company shall be in default with respect to its payment of any obligations under the Guarantee relating to such Related Preferred Securities or (iii) the Company shall have given notice of its selection of an Extension Period as provided in the Junior Subordinated Indenture with respect to the Junior Subordinated Debt Securities of such series and shall not have rescinded such notice, or such Extension Period, or any extension thereof, shall be continuing.

Modification of Junior Subordinated Indenture

      From time to time the Company and the Junior Subordinated Indenture Trustee may, without the consent of the holders of any series of Junior Subordinated Debt Securities, amend, waive or supplement the Junior Subordinated Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of any series of Junior Subordinated Debt Securities or, in the case of Corresponding Junior Subordinated Debt Securities, the holders of the Related Preferred Securities so long as they remain outstanding) and qualifying, or maintaining the qualification of, the Junior Subordinated Indenture under the Trust Indenture Act. The Junior Subordinated Indenture contains provisions permitting the Company and the Junior Subordinated Indenture Trustee, with the consent of the holders of not less than a majority in principal amount of each outstanding series of Junior Subordinated Debt Securities affected, to modify the Junior Subordinated Indenture in a manner affecting the rights of the holders of such series of the Junior

Subordinated Debt Securities; provided, that no such modification may, without the consent of the holder of each outstanding Junior Subordinated Debt Security so affected, (i) change the Stated Maturity of any series of Junior Subordinated Debt Securities, or reduce the principal amount thereof, or reduce the rate or extend the time of payment of interest thereon (except such extension as is contemplated hereby) or (ii) reduce the percentage of principal amount of Junior Subordinated Debt Securities of any series, the holders of which are required to consent to any such modification of the Junior Subordinated Indenture, provided that, in the case of Corresponding Junior Subordinated Debt Securities, so long as any of the Related Preferred Securities remain outstanding, no such modification may be made that adversely affects the holders of such Preferred Securities in any material respect, and no termination of the Junior Subordinated Indenture may occur, and no waiver of any Junior Subordinated Debt Security Event of Default or compliance with any covenant under the Junior Subordinated Indenture may be effective, without the prior consent of the holders of at least a majority of the aggregate liquidation preference of such Related Preferred Securities unless and until the principal of the Corresponding Junior Subordinated Debt Securities and all accrued and unpaid interest thereon have been paid in full and certain other conditions are satisfied.

      In addition, the Company and the Junior Subordinated Indenture Trustee may execute, without the consent of any holder of Junior Subordinated Debt Securities, any supplemental Junior Subordinated Indenture for the purpose of creating any new series of Junior Subordinated Debt Securities.

Junior Subordinated Debt Security Events of Default

      The Junior Subordinated Indenture provides that any one or more of the following described events with respect to a series of Junior Subordinated Debt Securities that has occurred and is continuing constitutes a “Junior Subordinated Debt Security Event of Default” with respect to such series of Junior Subordinated Debt Securities:

(i) failure for 30 days to pay any interest on such series of the Junior Subordinated Debt Securities, when due (subject to the deferral of any due date in the case of an Extension Period); or

(ii) failure to pay any principal or premium, if any, on such series of Junior Subordinated Debt Securities when due whether at maturity, upon redemption by declaration or otherwise; or

(iii) failure to observe or perform in any material respect certain other covenants contained in the Junior Subordinated Indenture for 90 days after written notice to the Company from the Junior Subordinated Indenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of such series of outstanding Junior Subordinated Debt Securities; or

(iv) certain events in bankruptcy, insolvency or reorganization of the Company.

      The holders of a majority in aggregate outstanding principal amount of such series of Junior Subordinated Debt Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Junior Subordinated Indenture Trustee. The Junior Subordinated Indenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of such series of Junior Subordinated Debt Securities may declare the principal due and payable immediately upon a Junior Subordinated Debt Security Event of Default, and, in the case of Corresponding Junior Subordinated Debt Securities, should the Junior Subordinated Indenture Trustee or such holders of such Corresponding Junior Subordinated Debt Securities fail to make such declaration, the holders of at least 25% in aggregate liquidation preference of the Related Preferred Securities shall have such right. The holders of a majority in aggregate outstanding principal amount of such series of Junior Subordinated Debt Securities may annul such declaration and waive the default if the default (other than the non-payment of the principal of such series of Junior Subordinated Debt Securities which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Junior Subordinated Indenture Trustee. In the case of Corresponding Junior Subordinated Debt Securities, should the holders of such Corresponding Junior Subordinated Debt Securities fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation preference of the Related Preferred Securities shall have such right.

      The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debt Securities affected thereby may, on behalf of the holders of all the Junior Subordinated Debt Securities, waive any past default, except a default in the payment of principal or interest (unless such default has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Junior Subordinated Indenture Trustee) or a default in respect of a covenant or provision which under the Junior Subordinated Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debt Security. In the case of Corresponding Junior Subordinated Debt Securities, should the holders of such Corresponding Junior Subordinated Debt Securities fail to annul such declaration and waive such default, the holders of a majority in aggregate liquidation preference of the Related Preferred Securities shall have such right. The Company is required to file annually with the Junior Subordinated Indenture Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Junior Subordinated Indenture.

      In case a Junior Subordinated Debt Security Event of Default shall occur and be continuing as to a series of Corresponding Junior Subordinated Debt Securities, the Property Trustee will have the right to declare the principal of and the interest on such Corresponding Junior Subordinated Debt Securities, and any other amounts payable under the Junior Subordinated Indenture, to be forthwith due and payable and to enforce its other rights as a creditor with respect to such Corresponding Junior Subordinated Debt Securities.

Enforcement of Certain Rights by Holders of Preferred Securities

      If a Junior Subordinated Debt Security Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay interest or principal on the related Junior Subordinated Debt Securities on the date such interest or principal is otherwise payable, a holder of Preferred Securities may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the principal of or interest on such related Junior Subordinated Debt Securities having a principal amount equal to the aggregate Liquidation Amount of the related Preferred Securities of such holder (a “Direct Action”). The Company may not amend the Junior Subordinated Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the Preferred Securities. If the right to bring a Direct Action is removed, the applicable Issue may become subject to the reporting obligations under the Securities Exchange Act of 1934, as amended. The Company shall have the right under the Junior Subordinated Indenture to set-off any payment made to such holder of Preferred Securities by the Company in connection with a Direct Action. The holders of Preferred Securities will not be able to exercise directly any other remedy available to the holders of the related Junior Subordinated Debt Securities.

      The holders of the Preferred Securities would not be able to exercise directly any remedies other than those set forth in the preceding paragraph available to the holders of the Junior Subordinated Debt Securities unless there shall have been an Event of Default under the Trust Agreement. See “Description of Preferred Securities — Events of Default; Notice.”

Consolidation, Merger, Sale of Assets and Other Transactions

      The Junior Subordinated Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless (i) in case the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any state or the District of Columbia, and such successor Person expressly assumes the Company’s obligations on the Junior Subordinated Debt Securities issued under the Junior Subordinated Indenture; (ii) immediately after giving effect thereto, no Junior Subordinated Debt Security Event of Default, and no event which, after notice or lapse of time or both, would become a Junior Subordinated Debt Security Event of Default, shall have happened and be continuing; (iii) in the case of Corresponding Junior Subordinated Debt Securities, such transaction is permitted under the related Trust Agreement or Guarantee and does not give rise to any breach or violation of the related Trust

Agreement and Guarantee, and (iv) certain other conditions as prescribed in the Junior Subordinated Indenture are met.

      The general provisions of the Junior Subordinated Indenture do not afford holders of the Junior Subordinated Debt Securities protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debt Securities.

Satisfaction and Discharge

      The Junior Subordinated Indenture provides that when, among other things, all Junior Subordinated Debt Securities not previously delivered to the Junior Subordinated Indenture Trustee for cancellation (i) have become due and payable or (ii) will become due and payable at their Stated Maturity within one year, and the Company deposits or causes to be deposited with the Junior Subordinated Indenture Trustee trust funds, in trust, for the purpose and in an amount in the currency or currencies in which the Junior Subordinated Debt Securities are payable sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debt Securities not previously delivered to the Junior Subordinated Indenture Trustee for cancellation, for the principal (and premium, if any) and interest to the date of the deposit or to the Stated Maturity, as the case may be, then the Junior Subordinated Indenture will cease to be of further effect (except as to the Company’s obligations to pay all other sums due pursuant to the Junior Subordinated Indenture and to provide the officers’ certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Junior Subordinated Indenture.

Conversion or Exchange

      If and to the extent indicated in the applicable Prospectus Supplement, the Junior Subordinated Debt Securities of any series may be convertible or exchangeable into Preferred Securities or other securities. The specific terms on which Junior Subordinated Debt Securities of any series may be so converted or exchanged will be set forth in the applicable Prospectus Supplement. Such terms may include provisions for conversion or exchange, either mandatory, at the option of the holder, or at the option of the Company, in which case the number of shares of Preferred Securities or other securities to be received by the Holders of Junior Subordinated Debt Securities would be calculated as of a time and in the manner stated in the applicable Prospectus Supplement.

Subordination

      In the Junior Subordinated Indenture, the Company has covenanted and agreed that any Junior Subordinated Debt Securities issued thereunder will be subordinate and junior in right of payment to all Senior Debt to the extent provided in the Junior Subordinated Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Debt will first be entitled to receive payment in full of principal of (and premium, if any) and interest, if any, on such Senior Debt before the holders of Junior Subordinated Debt Securities or, in the case of Corresponding Junior Subordinated Debt Securities, the Property Trustee on behalf of the holders, will be entitled to receive or retain any payment in respect of the principal of (and premium, if any) or interest, if any, on the Junior Subordinated Debt Securities.

      In the event of the acceleration of the maturity of any Junior Subordinated Debt Securities, the holders of all Senior Debt outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due thereon (including any amounts due upon acceleration) before the holders of Junior Subordinated Debt Securities will be entitled to receive or retain any payment in respect of the principal of (or premium, if any) or interest, if any, on the Junior Subordinated Debt Securities.

      No payments on account of principal (or premium, if any) or interest, if any, in respect of the Junior Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Debt, or an event of default with respect to any Senior Debt resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

      “Debt” means with respect to any Person, whether recourse is to all or a portion of the assets of such Person and whether or not contingent, (i) every obligation of such Person for money borrowed; (ii) every obligation of such Person evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses; (iii) every reimbursement obligation of such Person with respect to letters of credit, bankers’ acceptances or similar facilities issued for the account of such Person; (iv) every obligation of such Person issued or assumed as the deferred purchase price of property or services (but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business); (v) every capital lease obligation of such Person; and (vi) every obligation of the type referred to in clauses (i) through (v) of another Person and all dividends of another Person the payment of which, in either case, such Person has guaranteed or is responsible or liable, directly or indirectly, as obligor or otherwise.

      “Senior Debt” means the principal of (and premium, if any) and interest, if any (including interest accruing on or after the filing of any petition in bankruptcy or for reorganization relating to the Company whether or not such claim for post-petition interest is allowed in such proceeding), on Debt, whether incurred on or prior to the date of the Junior Subordinated Indenture or thereafter incurred, unless, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, it is provided that such obligations are not superior in right of payment to the Junior Subordinated Debt Securities or to other Debt which is pari passu with, or subordinated to, the Junior Subordinated Debt Securities; provided, however, that Senior Debt shall not be deemed to include (i) any Debt of the Company which when incurred and without respect to any election under Section 1111(b) of the Bankruptcy Code, was without recourse to the Company, (ii) any Debt of the Company to any of its subsidiaries, (iii) Debt to any employee of the Company, (iv) any liability for taxes, (v) indebtedness or monetary obligations to trade creditors or assumed by the Company or any of its subsidiaries in the ordinary course of business in connection with the obtaining of materials or services, and (vi) any other debt securities issued pursuant to the Junior Subordinated Indenture.

      The Company is a non-operating holding company and almost all of the operating assets of the Company are owned by such subsidiaries. The Company relies primarily on dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. Accordingly, the Junior Subordinated Debt Securities will be effectively subordinated to all existing and future liabilities of the Company’s subsidiaries, including liabilities under contracts of insurance and annuities written by the Company’s insurance subsidiaries. Holders of Junior Subordinated Debt Securities should look only to the assets of the Company for payments of interest and principal and premium, if any.

      The Junior Subordinated Indenture places no limitation on the amount of additional Senior Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt.

      The Junior Subordinated Indenture provides that the foregoing subordination provisions, insofar as they relate to any particular issue of Junior Subordinated Debt Securities, may be changed prior to such issuance. Any such change would be described in the applicable Prospectus Supplement.

Governing Law

      The Junior Subordinated Indenture and the Junior Subordinated Debt Securities will be governed by and construed in accordance with the laws of the State of New York.

Information Concerning the Junior Subordinated Indenture Trustee

      The Junior Subordinated Indenture Trustee shall have and be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to such provisions, the Junior Subordinated Indenture Trustee is under no obligation to exercise any of the powers vested in it by the Junior Subordinated Indenture at the request of any holder of Junior Subordinated Debt Securities, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Junior Subordinated Indenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Junior Subordinated Indenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

Corresponding Junior Subordinated Debt Securities

      The Corresponding Junior Subordinated Debt Securities may be issued in one or more series of Junior Subordinated Debt Securities under the Junior Subordinated Indenture with terms corresponding to the terms of a series of Related Preferred Securities. In that event, concurrently with the issuance of each Lincoln Trust’s Preferred Securities, such Lincoln Trust will invest the proceeds thereof and the consideration paid by the Company for the Common Securities in a series of Corresponding Junior Subordinated Debt Securities issued by the Company to such Lincoln Trust. Each series of Corresponding Junior Subordinated Debt Securities will be in the principal amount equal to the aggregate stated Liquidation Amount of the Related Preferred Securities and the Common Securities of such Lincoln Trust and will rank pari passu with all other series of Junior Subordinated Debt Securities. Holders of the Related Preferred Securities for a series of Corresponding Junior Subordinated Debt Securities will have the rights in connection with modifications to the Junior Subordinated Indenture or upon occurrence of Junior Subordinated Debt Security Events of Default described under “— Modification of Junior Subordinated Indenture” and “— Junior Subordinated Debt Security Events of Default”, unless provided otherwise in the Prospectus Supplement for such Related Preferred Securities.

      If a Special Event in respect of a Lincoln Trust of Related Preferred Securities shall occur and be continuing, the Company may, at its option, redeem the Corresponding Junior Subordinated Debt Securities at any time within 90 days of the occurrence of such Special Event, in whole but not in part, subject to the provisions of the Junior Subordinated Indenture. The redemption price for any Corresponding Junior Subordinated Debt Securities shall be equal to 100% of the principal amount of such Corresponding Junior Subordinated Debt Securities then outstanding plus accrued and unpaid interest to the date fixed for redemption. For so long as the applicable Lincoln Trust is the holder of all the outstanding series of Corresponding Junior Subordinated Debt Securities, the proceeds of any such redemption will be used by the Lincoln Trust to redeem the corresponding Trust Securities in accordance with their terms. The Company may not redeem a series of Corresponding Junior Subordinated Debt Securities in part unless all accrued and unpaid interest has been paid in full on all outstanding Corresponding Junior Subordinated Debt Securities of such series for all interest periods terminating on or prior to the Redemption Date.

      The Company will covenant in the Junior Subordinated Indenture as to each series of Corresponding Junior Subordinated Debt Securities, that if and so long as (i) the Lincoln Trust of the related series of Trust Securities is the holder of all such Corresponding Junior Subordinated Debt Securities, (ii) a Tax Event in respect of such Lincoln Trust has occurred and is continuing and (iii) the Company has elected, and has not revoked such election, to pay Additional Sums (as defined under “Description of Preferred Securities — Redemption or Exchange”) in respect of such Trust Securities, the Company will pay to such Lincoln Trust such Additional Sums. The Company will also covenant, as to each series of Corresponding Junior Subordinated Debt Securities, (i) to maintain directly or indirectly 100% ownership of the Common Securities of the Lincoln Trust to which Corresponding Junior Subordinated Debt Securities have been issued, provided that certain successors which are permitted pursuant to the Junior Subordinated Indenture may succeed to the Company’s ownership of the Common Securities, (ii) not to voluntarily terminate, wind-up or liquidate any Lincoln Trust, except (a) in connection with a distribution of Corresponding Junior Subordinated Debt Securities to the holders of the Preferred Securities in liquidation of such Lincoln Trust, or (b) in connection with certain mergers, consolidations or amalgamations permitted by the related Trust Agreement and (iii) to use its reasonable efforts, consistent with the terms and provisions of the related Trust Agreement, to cause such Lincoln Trust to remain classified as a grantor trust and not as an association taxable as a corporation for United States Federal income tax purposes.

DESCRIPTION OF PREFERRED STOCK AND COMMON STOCK

General

      The Company may issue, separately or together with other Offered Securities, shares of Common Stock or Preferred Stock, all as set forth in the Prospectus Supplement relating to the Common Stock or Preferred Stock for which this Prospectus is being delivered. In addition, if the Prospectus Supplement so provides, the Debt Securities or Preferred Stock may be convertible into or exchangeable for Common Stock.

      The Company’s Articles of Incorporation currently authorize the issuance of 800,000,000 shares of Common Stock and 10,000,000 shares of Preferred Stock (“Preferred Stock”). The Company’s Preferred Stock may be issued from time to time in one or more series by resolution of the Board of Directors. The Company has outstanding one series of Preferred Stock, consisting of the Company’s $3.00 Cumulative Convertible Preferred Stock, Series A (without par value) (the “Series A Preferred Stock”). At December 31, 1997, the Company had issued and outstanding 100,859,478 shares of Common Stock and 35,091 shares of Series A Preferred Stock.

      As described under “Description of Depositary Shares”, the Company may, at its option, elect to offer depositary shares (“Depositary Shares”) evidenced by depositary receipts (“Depositary Receipts”), each representing an interest (to be specified in the Prospectus Supplement relating to the particular series of the Preferred Stock) in a share of the particular series of the Preferred Stock issued and deposited with a Preferred Stock Depositary (as defined herein).

      The following descriptions of the classes of the Company’s capital stock are summaries, do not purport to be complete, and are subject, in all respects, to the applicable provisions of the Indiana Business Corporation Law and the Company’s Articles of Incorporation (including the Certificate of Resolution by the Board of Directors of the Company Designating the Rights and Preferences of the Series A Preferred Stock), and the Rights Agreement, referred to below, with The First National Bank of Boston, which, in each case, are included as exhibits to the Registration Statement of which this Prospectus forms a part.

Common Stock

      Holders of the Company’s Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors after all dividends accrued on all preferred or special classes of shares entitled to preferential dividends have been paid or declared and set apart for payment out of funds legally available therefor. Upon liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, holders of Common Stock are entitled to receive pro rata any net assets of the Company remaining after the claims of creditors and preferences of the Series A Preferred Stock, and any other series of Preferred Stock at the time outstanding, have been paid in full. The Company’s Articles of Incorporation provide that holders of Common Stock and holders of any series of Preferred Stock from time to time outstanding shall each have the right at every meeting of shareholders to one vote for each share of Common Stock and/or Preferred Stock so held, and holders of Common Stock and holders of Preferred Stock shall so vote as one class. Under certain circumstances as provided by law, the Company’s Articles of Incorporation or the terms of the Preferred Stock, certain series of Preferred Stock may vote as a separate class or classes. The Company’s Bylaws presently provide for three classes of directors, with directors in each class serving staggered three-year terms. The holders of Common Stock do not have any preemptive rights to subscribe for additional shares, and the Common Stock does not have cumulative voting rights.

      The Company’s Common Stock is listed on the New York, Chicago, Pacific and London Stock Exchanges. The outstanding shares of Common Stock are, and the Common Stock offered hereby when issued will be, validly issued, fully paid and non-assessable. The Company will take appropriate action to list the Common Stock offered hereby as described in the Prospectus Supplement relating to any issuance of Common Stock.

      Common Stock Purchase Rights. On November 14, 1996, the Board of Directors of the Company authorized the amendment and restatement of the Rights Agreement dated November 7, 1986 between the

Company and The First National Bank of Boston as rights agent (the “Rights Agent”), relating to certain Common Share purchase rights (the “Common Rights”) issued on each outstanding share of Common Stock of the Company (“Common Share”). After separation from the Common Stock, each Common Right will entitle the holder thereof until the earlier of November 14, 2006 or the redemption of the Common Rights to buy one Common Share at an exercise price of $200.00, subject to adjustment. The Common Rights will continue to be represented by the certificates for Common Shares and will not be exercisable, or transferable apart from the Common Shares, until the earlier of the tenth calendar day after the announcement that a person or group has acquired beneficial ownership of 15% or more of the Common Shares (an “Acquiring Person”) or the tenth business day after a person commences, or announces an intention to commence, an offer the consummation of which would result in a person beneficially owning 15% or more of the Common Shares. Separate certificates for the Common Rights will be mailed to holders of the Common Shares as of such date. The Common Rights will then begin trading separately from the Common Shares. As long as the Common Rights are attached to the Common Shares, the Company will issue one Common Right with each Common Share that shall become outstanding so that all Common Shares will have attached Common Rights.

      In the event that (1) the Company is acquired in a merger or other business combination transaction, or (2) any person consolidates or merges with the Company and all or part of the Common Shares are exchanged for securities, cash or property of any other person, or (3) 50% or more of the Company’s consolidated assets or earning power are sold, each Common Right will entitle its holder to purchase, at the exercise price of the Common Right, that number of shares of common stock of the surviving company which at the time of such transaction would have a market value of two times the exercise price of the Common Right. Alternatively, if a person acquires 15% or more of the outstanding Common Shares, each Common Right not owned by the Acquiring Person would become exercisable for the number of Common Shares which would then have a market value of two times the exercise price of the Common Right. In addition, at any time after a person becomes an Acquiring Person, and before its acquisition of 50% or more of the Common Shares, the Board of Directors of the Company may exchange Common Rights, other than Common Rights owned by the Acquiring Person, in whole or in part, at an exchange ratio of one Common Share per Common Right (subject to adjustment).

      The Common Rights are redeemable in whole, but not in part, at $.01 per Common Right at any time prior to the expiration of 10 calendar days from the date of the public announcement that a person or group has become an Acquiring Person. The Common Rights will expire on November 14, 2006 (unless sooner redeemed). Until a Common Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

      The purchase price payable, and the number of Common Shares or other securities or property issuable, upon exercise of the Common Rights are subject to adjustment from time to time to prevent dilution (i) in the event of a stock dividend on, or a subdivision, combination or reclassification of, the Common Shares, (ii) as a result of the grant to holders of the Common Shares of certain rights or warrants to subscribe for Common Shares or convertible securities at less than the current market price of the Common Shares or (iii) as a result of the distribution to holders of the Common Shares of evidences of indebtedness or assets (excluding regular periodic cash dividends or dividends payable in the Common Shares) or of subscription rights or warrants (other than those referred to above). With certain exceptions, no adjustment in the purchase price will be required until cumulative adjustments require an adjustment of at least 1% in such purchase price.

      The Common Rights have certain anti-takeover effects. The Common Rights may cause substantial dilution to a person or group that attempts to acquire the Company on terms not approved by the Board of Directors of the Company, except pursuant to an offer conditioned on a substantial number of Common Rights being acquired. The Common Rights should not interfere with any merger or other business combination approved by the Board of Directors since the Common Rights may be redeemed in whole, but not in part, by the company at $.01 per Common Right prior to the expiration of ten calendar days from the date of the public announcement that a person or group has become an Acquiring Person.

      Certain Provisions of the Company’s Articles of Incorporation. The Company’s Articles of Incorporation provide that the affirmative vote of the holders of three-fourths of the Company’s voting stock is required to amend Article VII, which deals with the number, classification, qualifications and removal of directors. Article VII provides that the number of directors may be fixed in the Bylaws, that qualifications for directors may be set in the Bylaws, and that the Bylaws may provide for classification of the Board. The Bylaws can be amended only by action of the Board. Article VII also provides that directors can be removed, with or without cause, at a meeting of shareholders called expressly for that purpose upon the affirmative vote of the holders of at least three-fourths of the Company’s voting stock.

      The provisions of Article VII requiring the affirmative vote of three-fourths of the Company’s voting stock to amend Article VII could make it difficult for the shareholders to change the existing provision of that Article, which, in turn, could discourage proxy contests and tender offers and make it more likely that incumbent directors will maintain their positions.

      The Articles of Incorporation also contain a “fair price” provision which requires, subject to certain exceptions, certain kinds of business combinations involving the Company and any shareholder holding 10% or more of the Company’s voting stock (or certain affiliates of such shareholder) to be approved by the holders of at least three-fourths of the Company’s voting stock, unless (i) the transaction is approved by a majority of the members of the Board of Directors of the Company who are not affiliated with the 10% shareholder making the proposal, or (ii) the transaction meets certain minimum price and procedural requirements (in either of which cases, only the normal shareholder and director approval requirements of the Indiana Business Corporation Law would govern the transaction). The “fair price” provision may be amended or repealed only upon the affirmative vote of the holders of at least three-fourths of the Company’s voting stock. The “fair price” provision is intended to increase the likelihood that all shareholders of the Company will be treated similarly if certain kinds of business combinations are effected. The “fair price” provision may have the effect of making a takeover of the Company more expensive and may therefore discourage tender offers for less than three-fourths of the Company’s stock and acquisitions of substantial blocks of the Company’s stock with a view to acquiring control of the Company.

      Certain State Law Provisions. Chapter 43 of the Indiana Business Corporation Law also restricts business combinations with interested shareholders. It prohibits certain business combinations, including mergers, sales of assets, recapitalizations, and reverse stock splits, between certain corporations having 100 or more shareholders that also have a class of voting shares registered with the Securities and Exchange Commission under Section 12 of the Exchange Act (which includes the Company) and an interested shareholder, defined as the beneficial owner of 10% or more of the voting power of the outstanding voting shares of that corporation, for five years following the date the shareholder acquired such 10% beneficial ownership, unless the acquisition or the business combination was approved by the board of directors in advance of such date. Moreover, the acquisition or business combination must meet all requirements of the corporation’s articles of incorporation, as well as the requirements specifically set out in the Indiana Business Corporation Law. After the five-year period expires, a business combination with an interested shareholder that did not receive board approval prior to the interested shareholder’s acquisition date may take place only if such combination is approved by a majority vote of shares not held by the interested shareholder or its affiliates or if the proposed combination meets certain minimum price requirements based upon the highest price paid by the interested shareholder. The aggregate amount of cash and the market value of non-cash consideration to be received by holders of all outstanding stock other than common stock is to be determined under criteria similar to those for common stock, except that the minimum price to be received by such shareholders cannot be less than the highest preferential amount per share to which holders of such class of stock are entitled in the event of voluntary dissolution, plus dividends declared or due. The consideration to be received by holders of a particular class must be distributed promptly and paid in cash or in the same form as the interested shareholder used to acquire the largest number of shares it owns in that class. Finally, the interested shareholder must not have become the beneficial owner of any more voting shares of stock since it became an interested shareholder, with certain exceptions.

      Chapter 42 of the Indiana Business Corporation Law includes provisions designed to protect minority shareholders in the event that a person acquires, pursuant to a tender offer or otherwise, shares giving it more than 20%, more than 33 1/3%, or more than 50% of the outstanding voting power (“Control Shares”) of corporations having 100 or more shareholders. Unless the corporation’s articles of incorporation or bylaws provide that Chapter 42 does not apply to control share acquisitions of shares of the corporation before the control share acquisition, an acquirer who purchases Control Shares without seeking and obtaining the prior approval of the board of directors cannot vote the Control Shares until each class or series of shares entitled to vote separately on the proposal, by a majority of all votes entitled to be cast by that group (excluding the Control Shares and any shares held by officers of the corporation and employees of the corporation who are directors thereof), approve in a special or annual meeting the rights of the acquirer to vote the Control Shares. An Indiana corporation otherwise subject to Chapter 42 may elect not to be covered by the statute by so providing in its articles of incorporation or bylaws. The Company is currently subject to the statute.

      Indiana insurance laws and regulations provide that no person may acquire voting securities of the Company if after such acquisition such person would directly or indirectly be in control of the Company, unless such person has provided certain required information to the Company and to the Indiana Insurance Commissioner (the “Indiana Commissioner”) and the Indiana Commissioner has approved the acquisition. Control of the Company is presumed to exist if any person beneficially owns 10% or more of the voting securities of the Company. Furthermore, the Indiana Commissioner may determine, after notice and hearing, that control exists notwithstanding the absence of a presumption to that effect. Consequently, no person may acquire, directly or indirectly, 10% or more of the voting securities of the Company to be outstanding after the Offerings, or otherwise acquire control of the Company, unless such person has provided such required information to the Indiana Commissioner and the Indiana Commissioner has approved such acquisition.

      Transfer Agent and Registrar. The First National Bank of Boston serves as Transfer Agent and Registrar for shares of the Company’s Common Stock.

Preferred Stock

      The Company’s Preferred Stock has, upon issuance, preference over the Common Stock with respect to the payment of dividends and the distribution of assets in the event of liquidation, dissolution or winding up of the Company. Other relative rights, preferences and limitations of each series of Preferred Stock, including dividend, redemption, liquidation, sinking fund, conversion and other provisions, are determined by the Board of Directors in the resolutions establishing and designating such series and as described in the Prospectus Supplement relating to the series of Preferred Stock. The Series A Preferred Stock constitutes the only series of Preferred Stock currently authorized for issuance by the Board of Directors.

      The Company’s Articles of Incorporation provide that each holder of Preferred Stock of any series from time to time outstanding shall be entitled to one vote per share upon all matters submitted to vote at every meeting of shareholders of the Company. Further, in the event that six or more quarterly dividends, whether or not consecutive, on any series of Preferred Stock shall be in default, the holders of any outstanding series of Preferred Stock as to which such default exists shall be entitled, at the next annual meeting of shareholders, to vote as a class to elect two directors of the Company. Such right shall continue with respect to shares of cumulative Preferred Stock, including the Series A Preferred Stock, until all accumulated and unpaid dividends on all such shares, the holders of which were entitled to vote at the previous annual meeting of shareholders, have been paid or declared and set aside for payment and, with respect to shares of non-cumulative Preferred Stock, if any, until any non-cumulative dividends have been paid or declared and set apart for payment for four consecutive quarterly dividend periods on all such shares, the holders of which were entitled to vote at the previous annual meeting of shareholders.

      The approval of the holders of record of at least two-thirds of the outstanding shares of all series of Preferred Stock of the Company, voting as a class, will be required to (a) amend the Company’s Articles of Incorporation to create or authorize any stock ranking prior to or on a parity with such Preferred Stock with respect to the payment of dividends or distributions upon dissolution, liquidation or winding up, or to create or authorize any security convertible into shares of any such stock; (b) amend, alter, change or repeal any of the express terms of the Preferred Stock, or any series thereof, in any prejudicial manner (provided only holders of two-thirds of the outstanding shares of the series prejudiced by such change or repeal need consent to such action); (c) merge or consolidate with another corporation whereby the Company is not the surviving entity, if thereby the rights, preferences or powers of the Preferred Stock would be adversely affected or Offered Securities would thereupon be authorized or outstanding which could not otherwise have been created without the approval of such Preferred Stockholders; or (d) authorize, or revoke a previously authorized, voluntary dissolution of the Company, approve any limitation of the term of the existence of the Company or authorize the sale, lease, exchange or other disposition of all or substantially all of the property of the Company.

      In the event of voluntary or involuntary dissolution, liquidation or winding-up of the Company, the holders of each series of the Preferred Stock will be entitled to receive out of the assets of the Company available for distribution to its shareholders, before distribution of assets is made to holders of Common Stock or any other class of stock ranking junior to such series of Preferred Stock upon liquidation, a liquidating distribution in an amount per share as set forth in the Prospectus Supplement relating to such series of Preferred Stock, plus accrued and unpaid dividends.

      The Preferred Stock, when issued, will be fully paid and non-assessable. Unless otherwise specified in the Prospectus Supplement relating to the particular series of a Preferred Stock, each series of Preferred Stock will be on a parity in all respects with other series of Preferred Stock.

Series A Preferred Stock

      At December 31, 1997, the Company had issued and outstanding 35,091 shares of Series A Preferred Stock. Cumulative dividends are payable quarterly, as declared by the Board of Directors, on shares of Series A Preferred Stock at the per annum rate of $3.00 per share. Upon the liquidation, dissolution or winding up of the Company, the Series A Preferred Stock is entitled to a liquidation preference of $80.00 per share, or $2,807,280 in the aggregate at December 31, 1997, plus accrued dividends, before any assets may be distributed to holders of Common Stock or any other stock ranking junior to the Series A Preferred Stock. The Series A Preferred Stock may be redeemed at any time at the option of the Company, in whole or in part, at a redemption price of $80.00 per share plus accrued dividends, and the Series A Preferred Stock is convertible into Common Stock at the option of the holder at a rate of eight shares of Common Stock (subject to adjustment) for each share of Series A Preferred Stock.

DESCRIPTION OF DEPOSITARY SHARES

      The description set forth below and in any Prospectus Supplement of certain provisions of the Deposit Agreement (as defined below) and of the Depositary Shares and Depositary Receipts summarizes the material terms of the Deposit Agreement and of the Depositary Shares and Depositary Receipts, and is qualified in its entirety by reference to, the form of Deposit Agreement and form of Depositary Receipts relating to each series of the Preferred Stock.

General

      The Company may, at its option, elect to have shares of Preferred Stock be represented by Depositary Shares. The shares of any series of the Preferred Stock underlying the Depositary Shares will be deposited under a separate deposit agreement (the “Deposit Agreement”) between the Company and a bank or trust company selected by the Company (the “Preferred Stock Depositary”). The Prospectus Supplement relating to a series of Depositary Shares will set forth the name and address of the Preferred Stock Depositary. Subject to the terms of the Deposit Agreement, each owner of a Depositary Share will be entitled, proportionately, to all the rights, preferences and privileges of the Preferred Stock represented thereby (including dividend, voting, redemption, conversion, exchange and liquidation rights).

      The Depositary Shares will be evidenced by Depositary Receipts issued pursuant to the Deposit Agreement, each of which will represent the applicable interest in a number of shares of a particular series of the Preferred Stock described in the applicable Prospectus Supplement.

      A holder of Depositary Shares will be entitled to receive the shares of Preferred Stock (but only in whole shares of Preferred Stock) underlying such Depositary Shares. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the whole number of shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares.

Dividends and Other Distributions

      The Preferred Stock Depositary will distribute all cash dividends or other cash distributions in respect to the Preferred Stock to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders.

      In the event of a distribution other than in cash in respect to the Preferred Stock, the Preferred Stock Depositary will distribute property received by it to the record holders of Depositary Receipts in proportion, insofar as possible, to the number of Depositary Shares owned by such holders, unless the Preferred Stock Depositary determines that it is not feasible to make such distribution, in which case the Preferred Stock Depositary may, with the approval of the Company, adopt such method as it deems equitable and practicable for the purpose of effecting such distribution, including sale (at public or private sale) of such property and distribution of the net proceeds from such sale to such holders.

      The amount so distributed in any of the foregoing cases will be reduced by any amount required to be withheld by the Company or the Preferred Stock Depositary on account of taxes.

Conversion and Exchange

      If any Preferred Stock underlying the Depositary Shares is subject to provisions relating to its conversion or exchange as set forth in the Prospectus Supplement relating thereto, each record holder of Depositary Shares will have the right or obligation to convert or exchange such Depositary Shares pursuant to the terms thereof.

Redemption of Depositary Shares

      If Preferred Stock underlying the Depositary Shares is subject to redemption, the Depositary Shares will be redeemed from the proceeds received by the Preferred Stock Depositary resulting from the redemption, in whole or in part, of the Preferred Stock held by the Preferred Stock Depositary. The redemption price per Depositary Share will be equal to the aggregate redemption price payable with respect to the number of shares of Preferred Stock underlying the Depositary Shares. Whenever the Company redeems Preferred Stock from the Preferred Stock Depositary, the Preferred Stock Depositary will redeem as of the same redemption date a proportionate number of Depositary Shares representing the shares of Preferred Stock that were redeemed. If less than all the Depositary Shares are to be redeemed, the Depositary Shares to be redeemed will be selected by lot or pro rata as may be determined by the Company.

      After the date fixed for redemption, the Depositary Shares so called for redemption will no longer be deemed to be outstanding and all rights of the holders of the Depositary Shares will cease, except the right to receive the redemption price upon such redemption. Any funds deposited by the Company with the Preferred Stock Depositary for any Depositary Shares which the holders thereof fail to redeem shall be returned to the Company after a period of two years from the date such funds are so deposited.

Voting

      Upon receipt of notice of any meeting at which the holders of any shares of Preferred Stock underlying the Depositary Shares are entitled to vote, the Preferred Stock Depositary will mail the information contained in such notice to the record holders of the Depositary Receipts. Each record holder of such Depositary Receipts on the record date (which will be the same date as the record date for the Preferred Stock) will be entitled to instruct the Preferred Stock Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock underlying such holder’s Depositary Shares. The Preferred Stock Depositary will endeavor, insofar as practicable, to vote the number of shares of Preferred Stock underlying such Depositary Shares in accordance with such instructions, and the Company will agree to take all reasonable action which may be deemed necessary by the Preferred Stock Depositary in order to enable the Preferred Stock Depositary to do so. The Preferred Stock Depositary will abstain from voting the Preferred Stock to the extent it does not receive specific written instructions from holders of Depositary Receipts representing such Preferred Stock.

Record Date

      Whenever (i) any cash dividend or other cash distribution shall become payable, any distribution other than cash shall be made, or any rights, preferences or privileges shall be offered with respect to the Preferred Stock, or (ii) the Preferred Stock Depositary shall receive notice of any meeting at which holders of Preferred Stock are entitled to vote or of which holders of Preferred Stock are entitled to notice, or of the mandatory conversion of or any election on the part of the Company to call for the redemption of any Preferred Stock, the Preferred Stock Depositary shall in each such instance fix a record date (which shall be the same as the record date for the Preferred Stock) for the determination of the holders of Depositary Receipts (x) who shall be entitled to receive such dividend, distribution, rights, preferences or privileges or the net proceeds of the sale thereof or (y) who shall be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of such meeting or of such redemption or conversion, subject to the provisions of the Deposit Agreement.

Amendment and Termination of the Deposit Agreement

      The form of Depositary Receipt and any provision of the Deposit Agreement may at any time be amended by agreement between the Company and the Preferred Stock Depositary. However, any amendment which imposes or increases any fees, taxes or other charges payable by the holders of Depositary Receipts (other than taxes and other governmental charges, fees and other expenses payable by such holders as stated under “Charges of Preferred Stock Depositary”), or which otherwise prejudices any substantial existing right of holders of Depositary Receipts, will not take effect as to outstanding Depositary Receipts until the expiration of 90 days after notice of such amendment has been mailed to the record holders of outstanding Depositary Receipts.

      Whenever so directed by the Company, the Preferred Stock Depositary will terminate the Deposit Agreement by mailing notice of such termination to the record holders of all Depositary Receipts then outstanding at least 30 days prior to the date fixed in such notice for such termination. The Preferred Stock Depositary may likewise terminate the Deposit Agreement if at any time 45 days shall have expired after the Preferred Stock Depositary shall have delivered to the Company a written notice of its election to resign and a successor depositary shall not have been appointed and accepted its appointment. If any Depositary Receipts remain outstanding after the date of termination, the Preferred Stock Depositary thereafter will discontinue the transfer of Depositary Receipts, will suspend the distribution of dividends to the holders thereof, and will not give any further notices (other than notice of such termination) or perform any further acts under the Deposit Agreement except as provided below and except that the Preferred Stock Depositary will continue (i) to collect dividends on the Preferred Stock and any other distributions with respect thereto and (ii) to deliver the Preferred Stock together with such dividends and distributions and the net proceeds of any sales of rights, preferences, privileges or other property, without liability for interest thereon, in exchange for Depositary Receipts surrendered. At any time after the expiration of two years from the date of termination, the Preferred Stock Depositary may sell the Preferred Stock then held by it at public or private sales, at such place or places and upon such terms as it deems proper and may thereafter hold the net proceeds of any such sale, together with any money and other property then held by it, without liability for interest thereon, for the pro rata benefit of the holders of Depositary Receipts which have not been surrendered.

Charges of Preferred Stock Depositary

      The Company will pay all charges of the Preferred Stock Depositary including charges in connection with the initial deposit of the Preferred Stock, the initial issuance of the Depositary Receipts, the distribution of information to the holders of Depositary Receipts with respect to matters on which Preferred Stock is entitled to vote, withdrawals of the Preferred Stock by the holders of Depositary Receipts or redemption or conversion of the Preferred Stock, except for taxes (including transfer taxes, if any) and other governmental charges and such other charges as are expressly provided in the Deposit Agreement to be at the expense of holders of Depositary Receipts or persons depositing Preferred Stock.

Miscellaneous

      The Preferred Stock Depositary will make available for inspection by holders of Depositary Receipts at its corporate office and its New York office, all reports and communications from the Company which are delivered to the Preferred Stock Depositary as the holder of Preferred Stock.

      Neither the Preferred Stock Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Preferred Stock Depositary under the Deposit Agreement are limited to performing its duties thereunder without negligence or bad faith. The obligations of the Company under the Deposit Agreement are limited to performing its duties thereunder in good faith. Neither the Company nor the Preferred Stock Depositary is obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Preferred Stock Depositary are entitled to rely upon advice of or information from counsel, accountants or other persons believed to be competent and on documents believed to be genuine.

      The Preferred Stock Depositary may resign at any time or be removed by the Company, effective upon the acceptance by its successor of its appointment; provided, that if a successor Preferred Stock Depositary has not been appointed or accepted such appointment within 45 days after the Preferred Stock Depositary has delivered a notice of election to resign to the Company, the Preferred Stock Depositary may terminate the Deposit Agreement. See “Amendment and Termination of Deposit Agreement” above.

DESCRIPTION OF WARRANTS

General

      The Company may issue Warrants to purchase Debt Securities, Preferred Stock (or Depositary Shares representing Preferred Stock) or Common Stock (collectively, the “Underlying Warrant Securities”), and such Warrants may be issued independently or together with any such Underlying Warrant Securities and may be attached to or separate from such Underlying Warrant Securities. Each series of Warrants will be issued under a separate warrant agreement (each a “Warrant Agreement”) to be entered into between the Company and a warrant agent (“Warrant Agent”). The Warrant Agent will act solely as an agent of the Company in connection with the Warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of Warrants. The following sets forth certain general terms and provisions of the Warrants offered hereby. Further terms of the Warrants and the applicable Warrant Agreement are set forth in the applicable Prospectus Supplement.

      The applicable Prospectus Supplement will describe the terms of any Warrants in respect of which this Prospectus is being delivered, including the following: (i) the title of such Warrants; (ii) the aggregate number of such Warrants; (iii) the price or prices at which such Warrants will be issued; (iv) the currency or currencies, including composite currencies, in which the price of such Warrants may be payable; (v) the designation and terms of the Underlying Warrant Securities purchasable upon exercise of such Warrants; (vi) the price at which and the currency or currencies, including composite currencies, in which the Underlying Warrant Securities purchasable upon exercise of such Warrants may be purchased; (vii) the date on which the right to exercise such Warrants shall commence and the date on which such right shall expire; (viii) whether such Warrants will be issued in registered form or bearer form; (ix) if applicable, the minimum or maximum amount of such Warrants which may be exercised at any one time; (x) if applicable, the designation and terms of the Underlying Warrant Securities with which such Warrants are issued and the number of such Warrants issued with each such Underlying Warrant Security; (xi) if applicable, the date on and after which such Warrants and the related Underlying Warrant Securities will be separately transferable; (xii) information with respect to book-entry procedures, if any; (xiii) if applicable, a discussion of certain

United States federal income tax considerations; and (xiv) any other terms of such Warrants, including terms, procedures and limitations relating to the exchange and exercise of such Warrants.

DESCRIPTION OF PREFERRED SECURITIES

      Pursuant to the terms of the Trust Agreement for each Lincoln Trust, the Issuer Trustees on behalf of such Lincoln Trust will issue the Preferred Securities and the Common Securities. The Preferred Securities of a particular issue will represent preferred beneficial interests in the Lincoln Trust and the holders thereof will be entitled to a preference in certain circumstances with respect to Distributions and amounts payable on redemption or liquidation over the Common Securities of such Lincoln Trust, as well as other benefits as described in the corresponding Trust Agreement. This summary of certain provisions of the Preferred Securities and each Trust Agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all the provisions of each Trust Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. Wherever particular defined terms of a Trust Agreement (as amended or supplemented from time to time) are referred to herein or in a Prospectus Supplement, such defined terms are incorporated herein or therein by reference. The form of the Trust Agreement has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Each of the Lincoln Trusts is a legally separate entity and the assets of one are not available to satisfy the obligations of any of the others.

General

      The Preferred Securities of a Lincoln Trust will rank pari passu, and payments will be made thereon pro rata, with the Common Securities of that Lincoln Trust except as described under “— Subordination of Common Securities.” Legal title to the Corresponding Junior Subordinated Debt Securities will be held by the Property Trustee in trust for the benefit of the holders of the related Preferred Securities and Common Securities. Each Guarantee Agreement executed by the Company for the benefit of the holders of a Lincoln Trust’s Preferred Securities (the “Guarantee” for such Preferred Securities) will be a guarantee on a subordinated basis with respect to the related Preferred Securities but will not guarantee payment of Distributions or amounts payable on redemption or liquidation of such Preferred Securities when the related Lincoln Trust does not have funds on hand available to make such payments. See “Description of Guarantees.”

Distributions

      Distributions on the Preferred Securities will be cumulative, will accumulate from the date of original issuance and will be payable on such dates as specified in the applicable Prospectus Supplement. In the event that any date on which Distributions are payable on the Preferred Securities is not a Business Day (as defined below), payment of the Distribution payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect to any such delay) except that, if such Business Day is in the next succeeding calendar year, payment of such Distribution shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such date (each date on which Distributions are payable in accordance with the foregoing, a “Distribution Date”). A “Business Day” shall mean any day other than a Saturday or a Sunday, or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the Property Trustee or the Junior Subordinated Indenture Trustee (as defined herein) is closed for business.

      Each Lincoln Trust’s Preferred Securities represent preferred beneficial interests in the applicable Lincoln Trust, and the Distributions on each Preferred Security will be payable at a rate specified in the Prospectus Supplement for such Preferred Securities. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months unless otherwise specified in the applicable Prospectus Supplement. Distributions to which holders of Preferred Securities are entitled will accumulate additional Distributions at the rate per annum if and as specified in the applicable Prospectus

Supplement. The term “Distributions” as used herein includes any such additional Distributions unless otherwise stated.

      If provided in the applicable Prospectus Supplement, the Company has the right under the Junior Subordinated Indenture, pursuant to which it will issue the Corresponding Junior Subordinated Debt Securities, to defer the payment of interest at any time or from time to time on any series of the Corresponding Junior Subordinated Debt Securities for a period which will be specified in such Prospectus Supplement relating to such series (each, an “Extension Period”), provided that no Extension Period may extend beyond the Stated Maturity of the Corresponding Junior Subordinated Debt Securities. As a consequence of any such extension, Distributions on the corresponding Preferred Securities would be deferred (but would continue to accumulate additional Distributions thereon at the rate per annum set forth in the Prospectus Supplement for such Preferred Securities) by the Lincoln Trust which issued such Preferred Securities during any such Extension Period. During such Extension Period the Company may not, and may not permit any subsidiary of the Company to, (i) declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any of the Company’s capital stock or (ii) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in interest to the Corresponding Junior Subordinated Debt Securities or make any guarantee payments with respect to any guarantee by the Company of debt securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in interest to the Corresponding Junior Subordinated Debt Securities (other than (a) dividends or distributions in common stock of the Company, (b) redemptions or purchases of any rights pursuant to the Company’s Rights Plan, or any successor to such Rights Plan, and the declaration of a dividend of such rights or the issuance of stock under stock plans in the future, (c) payments under any Guarantee and (d) purchases of common stock related to the issuance of common stock under any of the Company’s benefit plans for its directors, officers or employees).

      The revenue of each Lincoln Trust available for distribution to holders of its Preferred Securities will be limited to payments under the Corresponding Junior Subordinated Debt Securities in which the Lincoln Trust will invest the proceeds from the issuance and sale of its Trust Securities. See “Description of Junior Subordinated Debt Securities — Corresponding Junior Subordinated Debt Securities.” If the Company does not make interest payments on such Corresponding Junior Subordinated Debt Securities, the Property Trustee will not have funds available to pay Distributions on the Related Preferred Securities. The payment of Distributions (if and to the extent the Lincoln Trust has funds legally available for the payment of such Distributions and cash sufficient to make such payments) is guaranteed by the Company on a limited basis as set forth herein under “Description of Guarantees.”

      Distributions on the Preferred Securities will be payable to the holders thereof as they appear on the register of such Lincoln Trust on the relevant record dates, which, as long as the Preferred Securities remain in book-entry form, will be one Business Day prior to the relevant Distribution Date. Subject to any applicable laws and regulations and the provisions of the applicable Trust Agreement, each such payment will be made as described under “Book-Entry Issuance.” In the event any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities shall be the date at least 15 days prior to the relevant Distribution Date, as specified in the applicable Prospectus Supplement.

Redemption or Exchange

      Mandatory Redemption. Upon the repayment or redemption, in whole or in part, of any Corresponding Junior Subordinated Debt Securities, whether at maturity or upon earlier redemption as provided in the Junior Subordinated Indenture, the proceeds from such repayment or redemption shall be applied by the Property Trustee to redeem a Like Amount (as defined below) of the Trust Securities, upon not less than 30 nor more than 60 days notice, at a redemption price (the “Redemption Price”) equal to the aggregate Liquidation Amount of such Trust Securities plus accumulated but unpaid Distributions thereon to the date of redemption (the “Redemption Date”) and the related amount of the premium, if any, paid by the Company upon the concurrent redemption of such Corresponding Junior Subordinated Debt Securities. See “Description of Junior Subordinated Debt Securities — Redemption.” If less than all of any series of Corresponding Junior Subordinated Debt Securities are to be repaid or redeemed on a Redemption Date, then the proceeds from such repayment or redemption shall be allocated to the redemption pro rata of the related Preferred Securities and the Common Securities. The amount of premium, if any, paid by the Company upon the redemption of all or any part of any series of any Corresponding Junior Subordinated Debt Securities to be repaid or redeemed on a Redemption Date shall be allocated to the redemption pro rata of the related Preferred Securities and the Common Securities.

      The Company will have the right to redeem any series of Corresponding Junior Subordinated Debt Securities (i) in whole at any time or in part from time to time, subject to the conditions described under “Description of Junior Subordinated Debt Securities — Redemption”, (ii) at any time, in whole (but not in part), upon the occurrence of a Tax Event or an Investment Company Event (each as defined below, a “Special Event”) and subject to the further conditions described under “Description of Junior Subordinated Debt Securities — Redemption”, or (iii) as may be otherwise specified in the applicable Prospectus Supplement.

      Special Event Redemption or Distribution of Corresponding Junior Subordinated Debt Securities. If a Special Event in respect of a series of Preferred Securities and Common Securities shall occur and be continuing, the Company has the right to redeem the Corresponding Junior Subordinated Debt Securities in whole (but not in part) and thereby cause a mandatory redemption of such Preferred Securities and Common Securities in whole (but not in part) at the Redemption Price within 90 days following the occurrence of such Special Event. At any time, the Company has the right to terminate the related Lincoln Trust and, after satisfaction of the liabilities of creditors of such Lincoln Trust as provided by applicable law, cause such Corresponding Junior Subordinated Debt Securities to be distributed to the holders of such Preferred Securities and Common Securities in liquidation of the Lincoln Trust. If the Company does not elect either option described above, the applicable series of Preferred Securities will remain outstanding and, in the event a Tax Event has occurred and is continuing, Additional Sums (as defined below) may be payable on the Corresponding Junior Subordinated Debt Securities.

      Extension of Maturity of Corresponding Junior Subordinated Debt Securities. If provided in the applicable Prospectus Supplement, the Company shall have the right to extend or shorten the maturity of any series of Corresponding Junior Subordinated Debt Securities at the time that the Company exercises its right to elect to terminate the related Lincoln Trust and cause such Corresponding Junior Subordinated Debt Securities to be distributed to the holders of such Preferred Securities and Common Securities in liquidation of the Lincoln Trust, provided that it can extend the maturity only if certain conditions specified in the applicable Prospectus Supplement are met at the time such election is made and at the time of such extension.

      “Additional Sums” means the additional amounts as may be necessary in order that the amount of Distributions then due and payable by a Lincoln Trust on the outstanding Preferred Securities and Common Securities of the Lincoln Trust shall not be reduced as a result of any additional taxes, duties and other governmental charges to which such Lincoln Trust has become subject as a result of a Tax Event.

      “Investment Company Event” means the receipt by the applicable Lincoln Trust of an opinion of counsel experienced in such matters to the effect that, as a result of the occurrence of a change in law or regulation or a change in interpretation or application of law or regulation by any legislative body, court, governmental agency or regulatory authority (a “Change in 1940 Act Law”), the applicable Lincoln Trust is or will be considered an “investment company” that is required to be registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), which Change in 1940 Act Law becomes effective on or after the date of original issuance of the series of Preferred Securities issued by the Lincoln Trust.

      “Like Amount” means (i) with respect to a redemption of any series of Trust Securities, Trust Securities of such series having a Liquidation Amount (as defined below) equal to that portion of the principal amount of Corresponding Junior Subordinated Debt Securities to be contemporaneously redeemed in accordance with the Junior Subordinated Indenture, allocated to the Common Securities and to the Preferred Securities based upon the relative Liquidation Amounts of such classes and the proceeds of which will be used to pay the Redemption Price of such Trust Securities, and (ii) with respect to a distribution of Corresponding Junior Subordinated Debt Securities to holders of any series of Trust Securities in connection with a dissolution or liquidation of the related Lincoln Trust, Corresponding Junior Subordinated Debt Securities having a principal amount equal to the Liquidation Amount of the Trust Securities of the holder to whom such Corresponding Junior Subordinated Debt Securities are distributed. “Liquidation Amount” means the stated amount of $25 per Trust Security.

      “Tax Event” means the receipt by the applicable Lincoln Trust of an opinion of counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws (or any regulations thereunder) of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which amendment or change is effective or which pronouncement or decision is announced on or after the date of issuance of the Preferred Securities under the Trust Agreement, there is more than an insubstantial risk that (i) the Lincoln Trust is, or will be within 90 days of the date of such opinion, subject to United States Federal income tax with respect to income received or accrued on the corresponding series of Corresponding Junior Subordinated Debt Securities, (ii) interest payable by the Company on such series of Corresponding Junior Subordinated Debt Securities is not, or within 90 days of the date of such opinion, will not be, deductible by the Company, in whole or in part, for United States Federal income tax purposes, or (iii) the applicable Lincoln Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

      After the liquidation date fixed for any distribution of Corresponding Junior Subordinated Debt Securities for any series of Preferred Securities (i) such series of Preferred Securities will no longer be deemed to be outstanding, (ii) The Depository Trust Company (“DTC”) or its nominee, as the record holder of such series of Preferred Securities, will receive a registered global certificate or certificates representing the Corresponding Junior Subordinated Debt Securities to be delivered upon such distribution and (iii) any certificates representing such series of Preferred Securities not held by DTC or its nominee will be deemed to represent the Corresponding Junior Subordinated Debt Securities having a principal amount equal to the stated liquidation preference of such series of Preferred Securities, and bearing accrued and unpaid interest in an amount equal to the accrued and unpaid Distributions on such series of Preferred Securities until such certificates are presented to the Administrative Trustees or their agent for transfer or reissuance.

      There can be no assurance as to the market prices for the Preferred Securities or the Corresponding Junior Subordinated Debt Securities that may be distributed in exchange for Preferred Securities if a dissolution and liquidation of a Lincoln Trust were to occur. Accordingly, the Preferred Securities that an investor may purchase, or the Corresponding Junior Subordinated Debt Securities that the investor may receive on dissolution and liquidation of a Lincoln Trust, may trade at a discount to the price that the investor paid to purchase the Preferred Securities offered hereby.

Redemption Procedures

      Preferred Securities redeemed on each Redemption Date shall be redeemed at the Redemption Price with the applicable proceeds from the contemporaneous redemption of the Corresponding Junior Subordinated Debt Securities. Redemptions of the Preferred Securities shall be made and the Redemption Price shall be payable on each Redemption Date only to the extent that the related Lincoln Trust has funds on hand available for the payment of such Redemption Price. See also “— Subordination of Common Securities.”

      If a Lincoln Trust gives a notice of redemption in respect of its Preferred Securities, then, by 12:00 noon, New York City time, on the Redemption Date, to the extent funds are available, the Property Trustee will deposit irrevocably with DTC funds sufficient to pay the applicable Redemption Price and will give DTC irrevocable instructions and authority to pay the Redemption Price to the holders of such Preferred Securities. See “Book-Entry Issuance.” If such Preferred Securities are no longer in book-entry form, the Property Trustee, to the extent funds are available, will irrevocably deposit with the paying agent for such Preferred Securities funds sufficient to pay the applicable Redemption Price and will give such paying agent irrevocable instructions and authority to pay the Redemption Price to the holders thereof upon surrender of their certificates evidencing such Preferred Securities. Notwithstanding the foregoing, Distributions payable on or prior to the Redemption Date for any Preferred Securities called for redemption shall be payable to the holders of such Preferred Securities on the relevant record dates for the related Distribution Dates. If notice of redemption shall have been given and funds deposited as required, then upon the date of such deposit, all rights of the holders of such Preferred Securities so called for redemption will cease, except the right of the holders of such Preferred Securities to receive the Redemption Price, but without interest on such Redemption Price, and such Preferred Securities will cease to be outstanding. In the event that any date fixed for redemption of Preferred Securities is not a Business Day, then payment of the Redemption Price payable on such date will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that, if such Business Day falls in the next calendar year, such payment will be made on the immediately preceding Business Day. In the event that payment of the Redemption Price in respect of Preferred Securities called for redemption is improperly withheld or refused and not paid either by the Lincoln Trust or by the Company pursuant to the Guarantee as described under “Description of Guarantees”, Distributions on such Preferred Securities will continue to accrue at the then applicable rate, from the Redemption Date originally established by the Lincoln Trust for such Preferred Securities to the date such Redemption Price is actually paid, in which case the actual payment date will be the date fixed for redemption for purposes of calculating the Redemption Price.

      Subject to applicable law (including, without limitation, United States Federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Preferred Securities by tender, in the open market or by private agreement.

      Payment of the Redemption Price on the Preferred Securities and any distribution of Corresponding Junior Subordinated Debt Securities to holders of Preferred Securities shall be made to the applicable recordholders thereof as they appear on the register for such Preferred Securities on the relevant record date, which shall be one Business Day prior to the relevant Redemption Date or liquidation date, as applicable; provided, however, that in the event that any Preferred Securities are not in book-entry form, the relevant record date for such Preferred Securities shall be a date at least 15 days prior to the Redemption Date or liquidation date, as applicable, as specified in the applicable Prospectus Supplement.

      If less than all of the Preferred Securities and Common Securities issued by an issuer are to be redeemed on a Redemption Date, then the aggregate Liquidation Amount of such Preferred Securities and Common Securities to be redeemed shall be allocated pro rata to the Preferred Securities and the Common Securities based upon the relative Liquidation Amounts of such classes. The particular Preferred Securities to be redeemed shall be selected on a pro rata basis not more than 60 days prior to the Redemption Date by the Property Trustee from the outstanding Preferred Securities not previously called for redemption, by such method as the Property Trustee shall deem fair and appropriate and which may provide for the selection for redemption of portions (equal to $25 or an integral multiple of $25 in excess thereof) of the Liquidation Amount of Preferred Securities of a denomination larger than $25. The Property Trustee shall promptly notify the trust registrar in writing of the Preferred Securities selected for redemption and, in the case of any Preferred Securities selected for partial redemption, the Liquidation Amount thereof to be redeemed. For all purposes of each Trust Agreement, unless the context otherwise requires, all provisions relating to the redemption of Preferred Securities shall relate, in the case of any Preferred Securities redeemed or to be redeemed only in part, to the portion of the aggregate Liquidation Amount of Preferred Securities which has been or is to be redeemed.

      Notice of any redemption will be mailed at least 30 days but not more than 60 days before the Redemption Date to each Holder of Trust Securities to be redeemed at its registered address. Unless the Company defaults in payment of the Redemption Price on the Corresponding Junior Subordinated Debt Securities, on and after the Redemption Date interest ceases to accrue on such Junior Subordinated Debt Securities or portions thereof (and distributions cease to accrue on the Related Preferred Securities or portions thereof) called for redemption.

Subordination of Common Securities

      Payment of Distributions on, and the Redemption Price of, each Lincoln Trust’s Preferred Securities and Common Securities, as applicable, shall be made pro rata based on the Liquidation Amount of such Preferred

Securities and Common Securities; provided, however, that if on any Distribution Date or Redemption Date a Junior Subordinated Debt Security Event of Default shall have occurred and be continuing, no payment of any Distribution on, or Redemption Price of, any of the Lincoln Trust’s Common Securities, and no other payment on account of the redemption, liquidation or other acquisition of such Common Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the Lincoln Trust’s outstanding Preferred Securities for all Distribution periods terminating on or prior thereto, or in the case of payment of the Redemption Price the full amount of such Redemption Price on all of the Lincoln Trust’s outstanding Preferred Securities then called for redemption, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Redemption Price of, the Lincoln Trust’s Preferred Securities then due and payable.

      In the case of any Event of Default resulting from a Junior Subordinated Debt Security Event of Default, the Company as holder of such Lincoln Trust’s Common Securities will be deemed to have waived any right to act with respect to any such Event of Default under the applicable Trust Agreement until the effect of all such Events of Default with respect to such Preferred Securities have been cured, waived or otherwise eliminated. Until any such Events of Default under the applicable Trust Agreement with respect to the Preferred Securities have been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of such Preferred Securities and not on behalf of the Company as holder of the Lincoln Trust’s Common Securities, and only the holders of such Preferred Securities will have the right to direct the Property Trustee to act on their behalf.

Liquidation Distribution upon Termination

      Pursuant to each Trust Agreement, each Lincoln Trust shall automatically terminate upon expiration of its term and shall terminate on the first to occur of: (i) certain events of bankruptcy, dissolution or liquidation of the Company; (ii) the distribution of a Like Amount of the Corresponding Junior Subordinated Debt Securities to the holders of its Trust Securities, if the Company, as Depositor, has given written direction to the Property Trustee to terminate such Lincoln Trust (which direction is optional and wholly within the discretion of the Company, as Depositor); (iii) the redemption of all of the Lincoln Trust’s Trust Securities following a Special Event; (iv) redemption of all of the Lincoln Trust’s Preferred Securities as described under “Description of Preferred Securities — Redemption or Exchange — Mandatory Redemption”; and (v) the entry of an order for the dissolution of the Lincoln Trust by a court of competent jurisdiction.

      If an early termination occurs as described in clause (i), (ii) or (v) above, the Lincoln Trust shall be liquidated by the Issuer Trustees as expeditiously as the Issuer Trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of such Lincoln Trust as provided by applicable law, to the holders of such Trust Securities a Like Amount of the Corresponding Junior Subordinated Debt Securities, unless such distribution is determined by the Property Trustee not to be practical, in which event such holders will be entitled to receive out of the assets of the Lincoln Trust available for distribution to holders, after satisfaction of liabilities to creditors of such Lincoln Trust as provided by applicable law, an amount equal to, in the case of holders of Preferred Securities, the aggregate of the Liquidation Amount plus accrued and unpaid Distributions thereon to the date of payment (such amount being the “Liquidation Distribution”). If such Liquidation Distribution can be paid only in part because such Lincoln Trust has insufficient assets available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by such Lincoln Trust on its Preferred Securities shall be paid on a pro rata basis. The holder(s) of such Lincoln Trust’s Common Securities will be entitled to receive distributions upon any such liquidation pro rata with the holders of its Preferred Securities, except that if a Junior Subordinated Debt Security Event of Default has occurred and is continuing, the Preferred Securities shall have a priority over the Common Securities. A supplemental Indenture may provide that if an early termination occurs as described in clause (v) above, the Corresponding Junior Subordinated Debt Securities may be subject to optional redemption in whole (but not in part).

Events of Default; Notice

      Any one of the following events constitutes an “Event of Default” under each Trust Agreement (an “Event of Default”) with respect to the Preferred Securities issued thereunder (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(i) the occurrence of a Junior Subordinated Debt Security Event of Default under the Junior Subordinated Indenture (see “Description of Junior Subordinated Debt Securities — Junior Subordinated Debt Security Events of Default”); or

(ii) default by the Property Trustee in the payment of any Distribution when it becomes due and payable, and continuation of such default for a period of 30 days; or

(iii) default by the Property Trustee in the payment of any Redemption Price of any Trust Security when it becomes due and payable; or

(iv) default in the performance, or breach, in any material respect, of any covenant or warranty of the Issuer Trustees in such Trust Agreement (other than a covenant or warranty a default in the performance of which or the breach of which is dealt with in clause (ii) or (iii) above), and continuation of such default or breach for a period of 60 days after there has been given, by registered or certified mail, to the defaulting Issuer Trustee or Trustees by the holders of at least 25% in aggregate liquidation preference of the outstanding Preferred Securities of the applicable Lincoln Trust, a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a “Notice of Default” under such Trust Agreement; or

(v) the occurrence of certain events of bankruptcy or insolvency with respect to the Property Trustee and the failure by the Company to appoint a successor Property Trustee within 60 days thereof.

      Within five Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of such Lincoln Trust’s Preferred Securities, the Administrative Trustees and the Company, as Depositor, unless such Event of Default shall have been cured or waived. The Company, as Depositor, and the Administrative Trustees are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under each Trust Agreement.

      If a Junior Subordinated Debt Security Event of Default has occurred and is continuing, the Preferred Securities shall have a preference over the Common Securities upon termination of each Lincoln Trust as described above. See “— Liquidation Distribution Upon Termination.” The existence of an Event of Default does not entitle the holders of Preferred Securities to accelerate the maturity thereof.

Removal of Issuer Trustees

      Unless a Junior Subordinated Debt Security Event of Default shall have occurred and be continuing, any Issuer Trustee may be removed at any time by the holder of the Common Securities. If a Junior Subordinated Debt Security Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in Liquidation Amount of the outstanding Preferred Securities. In no event will the holders of the Preferred Securities have the right to vote to appoint, remove or replace the Administrative Trustees, which voting rights are vested exclusively in the Company as the holder of the Common Securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the applicable Trust Agreement.

Co-Trustees and Separate Property Trustee

      Unless an Event of Default shall have occurred and be continuing, at any time or times, for the purpose of meeting the legal requirements of the Trust Indenture Act or of any jurisdiction in which any part of the Trust Property may at the time be located, the Company, as the holder of the Common Securities, and the Administrative Trustees shall have power to appoint one or more persons either to act as a co-trustee, jointly with the Property Trustee, of all or any part of such Trust Property, or to act as separate trustee of any such property, in either case with such powers as may be provided in the instrument of appointment, and to vest in such person or persons in such capacity any property, title, right or power deemed necessary or desirable, subject to the provisions of the applicable Trust Agreement. In case a Junior Subordinated Debt Security Event of Default has occurred and is continuing, the Property Trustee alone shall have power to make such appointment.

Merger or Consolidation of Issuer Trustees

      Any corporation into which the Property Trustee, the Delaware Trustee or any Administrative Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which such Trustee shall be a party, or any corporation succeeding to all or substantially all the corporate trust business of such Trustee, shall be the successor of such Trustee under each Trust Agreement, provided such corporation shall be otherwise qualified and eligible.

Mergers, Consolidations, Amalgamations or Replacements of the Lincoln Trusts

      A Lincoln Trust may not merge with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets substantially as an entirety to any corporation or other Person, except as described below. A Lincoln Trust may, at the request of the Company, with the consent of the Administrative Trustees and without the consent of the holders of the Preferred Securities, merge with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to a trust organized as such under the laws of any State; provided, that (i) such successor entity either (a) expressly assumes all of the obligations of such Lincoln Trust with respect to the Preferred Securities or (b) substitutes for the Preferred Securities other securities having substantially the same terms as the Preferred Securities (the “Successor Securities”) so long as the Successor Securities rank the same as the Preferred Securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (ii) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee as the holder of the Corresponding Junior Subordinated Debt Securities, (iii) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the Preferred Securities are then listed, if any, (iv) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the Preferred Securities (including any Successor Securities) to be downgraded by any nationally recognized statistical rating organization, (v) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, (vi) such successor entity has a purpose identical to that of the Lincoln Trust, (vii) prior to such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the Lincoln Trust experienced in such matters to the effect that (a) such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the Preferred Securities (including any Successor Securities) in any material respect, and (b) following such merger, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Lincoln Trust nor such successor entity will be required to register as an investment company under the Investment Company Act and (viii) the Company or any permitted successor or assignee owns all of the Common Securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, a Lincoln Trust shall not, except with the consent of holders of

100% in Liquidation Amount of the Preferred Securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if such consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause the Lincoln Trust or the successor entity to be classified as other than a grantor trust for United States Federal income tax purposes.

Voting Rights; Amendment of Each Trust Agreement

      Except as provided below and under “Description of Guarantees — Amendments and Assignment” and as otherwise required by law and the applicable Trust Agreement, the holders of the Preferred Securities will have no voting rights.

      Each Trust Agreement may be amended from time to time by the Company, the Property Trustee and the Administrative Trustees, without the consent of the holders of the Preferred Securities (i) to cure any ambiguity, correct or supplement any provisions in such Trust Agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under such Trust Agreement, which shall not be inconsistent with the other provisions of such Trust Agreement, or (ii) to modify, eliminate or add to any provisions of such Trust Agreement to such extent as shall be necessary to ensure that the Lincoln Trust will be classified for United States Federal income tax purposes as a grantor trust at all times that any Trust Securities are outstanding or to ensure that the Lincoln Trust will not be required to register as an “investment company” under the Investment Company Act; provided, however, that in the case of clause (i), such action shall not adversely affect in any material respect the interests of any holder of Trust Securities, and any amendments of such Trust Agreement shall become effective when notice thereof is given to the holders of Trust Securities. Each Trust Agreement may be amended by the Issuer Trustees and the Company with (i) the consent of holders representing not less than a majority (based upon Liquidation Amounts) of the outstanding Trust Securities, and (ii) receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not affect the Lincoln Trust’s status as a grantor trust for United States Federal income tax purposes or the Lincoln Trust’s exemption from status as an “investment company” under the Investment Company Act, provided that without the consent of each holder of Trust Securities, such Trust Agreement may not be amended to (i) change the amount or timing of any Distribution on the Trust Securities or otherwise adversely affect the amount of any Distribution required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

      So long as any Corresponding Junior Subordinated Debt Securities are held by the Property Trustee, the Issuer Trustees shall not (i) direct the time, method and place of conducting any proceeding for any remedy available to the Junior Subordinated Indenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to such Corresponding Junior Subordinated Debt Securities, (ii) waive any past default that is waivable under Section 513 of the Junior Subordinated Indenture, (iii) exercise any right to rescind or annul a declaration that the principal of all the Junior Subordinated Debt Securities shall be due and payable or (iv) consent to any amendment, modification or termination of the Junior Subordinated Indenture or such Corresponding Junior Subordinated Debt Securities, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of a majority in aggregate Liquidation Amount of all outstanding Preferred Securities; provided, however, that where a consent under the Junior Subordinated Indenture would require the consent of each holder of Corresponding Junior Subordinated Debt Securities affected thereby, no such consent shall be given by the Property Trustee without the prior consent of each holder of the corresponding Preferred Securities. The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the Preferred Securities except by subsequent vote of the holders of the Preferred Securities. The Property Trustee shall notify each holder of Preferred Securities of any notice of default with respect to the Corresponding Junior Subordinated Debt Securities. In addition to obtaining the foregoing approvals of the holders of the Preferred Securities, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Lincoln Trust will not be classified as a corporation for United States Federal income tax purposes on account of such action.

      Any required approval of holders of Preferred Securities may be given at a meeting of holders of Preferred Securities convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of Preferred Securities are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of Preferred Securities in the manner set forth in each Trust Agreement.

      No vote or consent of the holders of Preferred Securities will be required for a Lincoln Trust to redeem and cancel its Preferred Securities in accordance with the applicable Trust Agreement.

      Notwithstanding that holders of Preferred Securities are entitled to vote or consent under any of the circumstances described above, any of the Preferred Securities that are owned by the Company, the Issuer Trustees or any affiliate of the Company or any Issuer Trustees, shall, for purposes of such vote or consent, be treated as if they were not outstanding.

Global Preferred Securities

      The Preferred Securities of a series may be issued in whole or in part in the form of one or more Global Preferred Securities that will be deposited with, or on behalf of, the Depositary identified in the Prospectus Supplement relating to such series. Unless otherwise indicated in the applicable Prospectus Supplement for such series, the Depositary will be DTC. Global Preferred Securities may be issued only in fully registered form and in either temporary or permanent form. Unless and until it is exchanged in whole or in part for the individual Preferred Securities represented thereby, a Global Preferred Security may not be transferred except as a whole by the Depositary for such Global Preferred Security to a nominee of such Depositary or by a nominee of such Depositary to such Depositary or another nominee of such Depositary or by the Depositary or any nominee to a successor Depositary or any nominee of such successor.

      The specific terms of the depositary arrangement with respect to a series of Preferred Securities will be described in the Prospectus Supplement relating to such series. The Company anticipates that the following provisions will generally apply to depositary arrangements.

      Upon the issuance of a Global Preferred Security, and the deposit of such Global Preferred Security with or on behalf of the Depositary, the Depositary for such Global Preferred Security or its nominee will credit, on its book-entry registration and transfer system, the respective aggregate Liquidation Amounts of the individual Preferred Securities represented by such Global Preferred Securities to the accounts of Participants. Such accounts shall be designated by the dealers, underwriters or agents with respect to such Preferred Securities or by the Company if such Preferred Securities are offered and sold directly by the Company. Ownership of beneficial interests in a Global Preferred Security will be limited to Participants or persons that may hold interests through Participants. Ownership of beneficial interests in such Global Preferred Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the applicable Depositary or its nominee (with respect to interests of Participants) and the records of Participants (with respect to interests of persons who hold through Participants). The laws of some states require that certain purchasers of securities take physical delivery of such securities in definitive form. Such limits and such laws may impair the ability to transfer beneficial interests in a Global Preferred Security.

      So long as the Depositary for a Global Preferred Security, or its nominee, is the registered owner of such Global Preferred Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the Preferred Securities represented by such Global Preferred Security for all purposes under the Indenture governing such Preferred Securities. Except as provided below, owners of beneficial interests in a Global Preferred Security will not be entitled to have any of the individual Preferred Securities of the series represented by such Global Preferred Security registered in their names, will not receive or be entitled to receive physical delivery of any such Preferred Securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

      Payments of principal of (and premium, if any) and interest on individual Preferred Securities represented by a Global Preferred Security registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Preferred Security representing such Preferred Securities. None of the Company, the Property Trustee, any Paying Agent, or the Securities Registrar for such Preferred Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Preferred Security representing such Preferred Securities or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

      The Company expects that the Depositary for a series of Preferred Securities or its nominee, upon receipt of any payment of Liquidation Amount, premium or Distributions in respect of a permanent Global Preferred Security representing any of such Preferred Securities, immediately will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial interest in the aggregate Liquidation Amount of such Global Preferred Security for such Preferred Securities as shown on the records of such Depositary or its nominee. The Company also expects that payments by Participants to owners of beneficial interests in such Global Preferred Security held through such Participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name.” Such payments will be the responsibility of such Participants.

      Unless otherwise specified in the applicable Prospectus Supplement, if a Depositary for a series of Preferred Securities is at any time unwilling, unable or ineligible to continue as depositary and a successor depositary is not appointed by the Company within 90 days, the Company will issue individual Preferred Securities of such series in exchange for the Global Preferred Security representing such series of Preferred Securities. In addition, the Company may at any time and in its sole discretion, subject to any limitations described in the Prospectus Supplement relating to such Preferred Securities, determine not to have any Preferred Securities of such series represented by one or more Global Preferred Securities and, in such event, will issue individual Preferred Securities of such series in exchange for the Global Preferred Security or Securities representing such series of Preferred Securities. Further, if the Company so specifies with respect to the Preferred Securities of a series, an owner of a beneficial interest in a Global Preferred Security representing Preferred Securities of such series may, on terms acceptable to the Company, the Property Trustee and the Depositary for such Global Preferred Security, receive individual Preferred Securities of such series in exchange for such beneficial interests, subject to any limitations described in the Prospectus Supplement relating to such Preferred Securities. In any such instance, an owner of a beneficial interest in a Global Preferred Security will be entitled to physical delivery of individual Preferred Securities of the series represented by such Global Preferred Security equal in principal amount to such beneficial interest and to have such Preferred Securities registered in its name. Individual Preferred Securities of such series so issued will be issued in denominations, unless otherwise specified by the Company, of $25 and integral multiples thereof.

Payment and Paying Agency

      Payments in respect of the Preferred Securities shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable Distribution Dates or, if any Lincoln Trust’s Preferred Securities are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the Register. Unless otherwise specified in the applicable Prospectus Supplement, the paying agent (the “Paying Agent”) shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Administrative Trustees and the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days’ written notice to the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrative Trustees shall appoint a successor (which shall be a bank or trust company acceptable to the Administrative Trustees and the Company) to act as Paying Agent.

Registrar and Transfer Agent

      Unless otherwise specified in the applicable Prospectus Supplement, the Property Trustee will act as registrar and transfer agent for the Preferred Securities.

      Registration of transfers of Preferred Securities will be effected without charge by or on behalf of each Lincoln Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Lincoln Trusts will not be required to register or cause to be registered the transfer of their Preferred Securities after such Preferred Securities have been called for redemption.

Information Concerning the Property Trustee

      The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in each Trust Agreement and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the applicable Trust Agreement at the request of any holder of Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no Event of Default has occurred and is continuing and the Property Trustee is required to decide between alternative causes of action, construe ambiguous provisions in the applicable Trust Agreement or is unsure of the application of any provision of the applicable Trust Agreement, and the matter is not one on which holders of Preferred Securities are entitled under such Trust Agreement to vote, then the Property Trustee shall take such action as is directed by the Company and if not so directed, shall take such action as it deems advisable and in the best interests of the holders of the Trust Securities and will have no liability except for its own bad faith, negligence or willful misconduct.

Miscellaneous

      The Administrative Trustees are authorized and directed to conduct the affairs of and to operate the Lincoln Trusts in such a way that no Lincoln Trust will be deemed to be an “investment company” required to be registered under the Investment Company Act or classified as an association taxable as a corporation for United States Federal income tax purposes and so that the Corresponding Junior Subordinated Debt Securities will be treated as indebtedness of the Company for United States Federal income tax purposes. In this connection, the Company and the Administrative Trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of each Lincoln Trust or each Trust Agreement, that the Company and the Administrative Trustees determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the related Preferred Securities.

      Holders of the Preferred Securities have no preemptive or similar rights.

      No Lincoln Trust may borrow money or issue debt or mortgage or pledge any of its assets.

DESCRIPTION OF GUARANTEES

      A Guarantee will be executed and delivered by the Company concurrently with the issuance by each Lincoln Trust of its Preferred Securities for the benefit of the holders from time to time of such Preferred Securities. The First National Bank of Chicago will act as indenture trustee (“Guarantee Trustee”) under each Guarantee for the purposes of compliance with the Trust Indenture Act and each Guarantee will be qualified as an indenture under the Trust Indenture Act. This summary of certain provisions of the Guarantees does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of each Guarantee Agreement, including the definitions therein of certain terms, and the Trust Indenture Act. The form of the Guarantee has been filed as an exhibit to the Registration Statement of which this Prospectus forms a part. Reference in this summary to Preferred Securities means that Lincoln Trust’s Preferred Securities to which a Guarantee relates. The Guarantee Trustee will hold each Guarantee for the benefit of the holders of the related Lincoln Trust’s Preferred Securities.

General

      The Company will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined below) to the holders of the Preferred Securities, as and when due, regardless of any defense, right of set-off or counterclaim that such Lincoln Trust may have or assert other than the defense of payment. The following payments with respect to the Preferred Securities, to the extent not paid by or on behalf of the related Lincoln Trust (the “Guarantee Payments”), will be subject to the Guarantee: (i) any accumulated and unpaid Distributions required to be paid on such Preferred Securities, to the extent that such Lincoln Trust has funds on hand available therefor at such time, (ii) the Redemption Price with respect to any Preferred Securities called for redemption to the extent that such Lincoln Trust has funds on hand available therefor at such time, or (iii) upon a voluntary or involuntary dissolution, winding up or liquidation of such Lincoln Trust (unless the Corresponding Junior Subordinated Debt Securities are distributed to holders of such Preferred Securities), the lesser of (a) the Liquidation Distribution and (b) the amount of assets of such Lincoln Trust remaining available for distribution to holders of Preferred Securities. The Company’s obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the applicable Preferred Securities or by causing the Lincoln Trust to pay such amounts to such holders.

      Each Guarantee will be an irrevocable guarantee on a subordinated basis of the related Lincoln Trust’s obligations under the Preferred Securities, but will apply only to the extent that such related Lincoln Trust has funds sufficient to make such payments, and is not a guarantee of collection.

      If the Company does not make interest payments on the Corresponding Junior Subordinated Debt Securities held by the Lincoln Trust, the Lincoln Trust will not be able to pay Distributions on the Preferred Securities and will not have funds legally available therefor. Each Guarantee will rank subordinate and junior in right of payment to all Senior Debt of the Company. See “— Status of the Guarantees.” The Company is a non-operating holding company and almost all of the operating assets of the Company and its consolidated subsidiaries are owned by such subsidiaries. The Company relies primarily on dividends from such subsidiaries to meet its obligations for payment of principal and interest on its outstanding debt obligations and corporate expenses. Accordingly, the Company’s obligations under the Guarantees will be effectively subordinated to all existing and future liabilities of the Company’s subsidiaries, and claimants should look only to the assets of the Company for payments thereunder. The payment of dividends by the Company’s insurance company subsidiaries is limited under the insurance holding company laws in which such subsidiaries are domiciled. See “Lincoln National Corporation.” Except as otherwise provided in the applicable Prospectus Supplement, the Guarantees do not limit the incurrence or issuance of other secured or unsecured debt of the Company, whether under the Indenture, any other indenture that the Company may enter into in the future or otherwise. See the Prospectus Supplement relating to any offering of Preferred Securities.

      The Company’s obligations described herein and in any accompanying Prospectus Supplement, through the applicable Guarantee, the applicable Trust Agreement, the Junior Subordinated Debt Securities, the Junior Subordinated Indenture and any supplemental indentures thereto, and the Expense Agreement, taken together, constitute a full, irrevocable and unconditional guarantee by the Company of payments due on the Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Lincoln Trust’s obligations under the Preferred Securities. See “The Lincoln Trusts,” “Description of Preferred Securities,” and “Description of Junior Subordinated Debt Securities.”

Status of the Guarantees

      Each Guarantee will constitute an unsecured obligation of the Company and will rank subordinate and junior in right of payment to all Senior Debt.

      Each Guarantee will rank pari passu with all other Guarantees issued by the Company. Each Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Guarantor to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). Each Guarantee will be held for the benefit of the holders of the related Preferred Securities. Each Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Lincoln Trust or upon distribution to the holders of the Preferred Securities of the Corresponding Junior Subordinated Debt Securities. None of the Guarantees places a limitation on the amount of additional Senior Debt that may be incurred by the Company. The Company expects from time to time to incur additional indebtedness constituting Senior Debt.

Amendments and Assignment

      Except with respect to any changes which do not materially adversely affect the rights of holders of the related Preferred Securities (in which case no vote will be required), no Guarantee may be amended without the prior approval of the holders of not less than a majority of the aggregate Liquidation Amount of such outstanding Preferred Securities. The manner of obtaining any such approval will be as set forth under “Description of the Preferred Securities — Voting Rights; Amendment of Each Trust Agreement.” All guarantees and agreements contained in each Guarantee shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the related Preferred Securities then outstanding.

Events of Default

      An event of default under each Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of not less than a majority in aggregate Liquidation Amount of the related Preferred Securities have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of such Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under such Guarantee.

      Any holder of the Preferred Securities may institute a legal proceeding directly against the Company to enforce its rights under such Guarantee without first instituting a legal proceeding against the Lincoln Trust, the Guarantee Trustee or any other person or entity.

      The Company, as guarantor, is required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

Information Concerning the Guarantee Trustee

      The Guarantee Trustee, other than during the occurrence and continuance of a default by the Company in performance of any Guarantee, undertakes to perform only such duties as are specifically set forth in each Guarantee and, after default with respect to any Guarantee, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the Guarantee Trustee is under no obligation to exercise any of the powers vested in it by any Guarantee at the request of any holder of any Preferred Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

Termination of the Guarantees

      Each Guarantee will terminate and be of no further force and effect upon full payment of the Redemption Price of the related Preferred Securities, upon full payment of the amounts payable upon liquidation of the related Lincoln Trust or upon distribution of Corresponding Junior Subordinated Debt Securities to the holders of the related Preferred Securities. Each Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related Preferred Securities must restore payment of any sums paid under such Preferred Securities or such Guarantee.

Governing Law

      Each Guarantee will be governed by and construed in accordance with the laws of the State of New York.

The Expense Agreement

      Pursuant to the Expense Agreement entered into by the Company under each Trust Agreement (the “Expense Agreement”), the Company will irrevocably and unconditionally guarantee to each person or entity to whom the Lincoln Trust becomes indebted or liable, the full payment of any costs, expenses or liabilities of the Lincoln Trust, other than obligations of the Lincoln Trust to pay to the holders of any Preferred Securities or other similar interests in the Lincoln Trust of the amounts due such holders pursuant to the terms of the Preferred Securities or such other similar interests, as the case may be.

DESCRIPTION OF STOCK PURCHASE CONTRACTS

AND STOCK PURCHASE UNITS

      The Company may issue Stock Purchase Contracts, representing contracts obligating holders to purchase from the Company, and the Company to sell to the holders, a specified number of shares of Common Stock at a future date or dates. The price per share of Common Stock may be fixed at the time the Stock Purchase Contracts are issued or may be determined by reference to a specific formula set forth in the Stock Purchase Contracts. The Stock Purchase Contracts may be issued separately or as a part of units (“Stock Purchase Units”) consisting of a Stock Purchase Contract and either (x) Senior Debt Securities, Subordinated Debt Securities or Junior Subordinated Debt Securities, (y) debt obligations of third parties, including U.S. Treasury securities, or (z) Preferred Securities of a Lincoln Trust, securing the holder’s obligations to purchase the Common Stock under the Stock Purchase Contracts. The Stock Purchase Contracts may require the Company to make periodic payments to the holders of the Stock Purchase Units or vice versa, and such payments may be unsecured or prefunded on some basis. The Stock Purchase Contracts may require holders to secure their obligations thereunder in a specified manner and in certain circumstances the Company may deliver newly issued prepaid stock purchase contracts (“Prepaid Securities”) upon release to a holder of any collateral securing such holder’s obligations under the original Stock Purchase Contract.

      The applicable Prospectus Supplement will describe the terms of any Stock Purchase Contracts or Stock Purchase Units and, if applicable, Prepaid Securities. The description in the Prospectus Supplement will not purport to be complete and will be qualified in its entirety by reference to the Stock Purchase Contracts, the collateral arrangements and depositary arrangements, if applicable, relating to such Stock Purchase Contracts or Stock Purchase Units and, if applicable, the Prepaid Securities and the document pursuant to which such Prepaid Securities will be issued.

BOOK-ENTRY ISSUANCE

      DTC will act as securities depositary for all of the Preferred Securities and the Junior Subordinated Debt Securities, unless otherwise referred to in the Prospectus Supplement relating to an offering of Preferred Securities or Junior Subordinated Debt Securities. The Preferred Securities and the Junior Subordinated Debt Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global certificates will be issued for the Preferred Securities of each Lincoln Trust and the Junior Subordinated Debt Securities, representing in the aggregate the total number of such Lincoln Trust’s Preferred Securities or aggregate principal balance of Junior Subordinated Debt Securities, respectively, and will be deposited with DTC.

      DTC is a limited purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC holds securities that its Participants deposit with DTC. DTC also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants’ accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations (“Direct Participants”). DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the

National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain custodial relationships with Direct Participants, either directly or indirectly (“Indirect Participants”). The rules applicable to DTC and its Participants are on file with the Commission.

      Purchases of Preferred Securities or Junior Subordinated Debt Securities within the DTC system must be made by or through Direct Participants, which will receive a credit for the Preferred Securities or Junior Subordinated Debt Securities on DTC’s records. The ownership interest of each actual purchaser of each Preferred Security and each Junior Subordinated Debt Security (“Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchases, but Beneficial Owners are expected to receive written confirmations providing details of the transactions, as well as periodic statements of their holdings, from the Direct or Indirect Participants through which the Beneficial Owners purchased Preferred Securities or Junior Subordinated Debt Securities. Transfers of ownership interests in the Preferred Securities or Junior Subordinated Debt Securities are to be accomplished by entries made on the books of Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Preferred Securities or Junior Subordinated Debt Securities, except in the event that use of the book-entry system for the Preferred Securities of such Lincoln Trust or Junior Subordinated Debt Securities is discontinued.

      DTC has no knowledge of the actual Beneficial Owners of the Preferred Securities or Junior Subordinated Debt Securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such Preferred Securities or Junior Subordinated Debt Securities are credited, which may or may not be the Beneficial Owners. The Participants will remain responsible for keeping account of their holdings on behalf of their customers.

      Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners and the voting rights of Direct Participants, Indirect Participants and Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

      Redemption notices shall be sent to Cede & Co. as the registered holder of the Preferred Securities or Junior Subordinated Debt Securities. If less than all of a Lincoln Trust’s Preferred Securities or the Junior Subordinated Debt Securities are being redeemed, DTC’s current practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed.

      Although voting with respect to the Preferred Securities or the Junior Subordinated Debt Securities is limited to the holders of record of the Preferred Securities or Junior Subordinated Debt Securities, in those instances in which a vote is required, neither DTC nor Cede & Co. will itself consent or vote with respect to Preferred Securities or Junior Subordinated Debt Securities. Under its usual procedures, DTC would mail an omnibus proxy (the “Omnibus Proxy”) to the relevant Trustee as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts such Preferred Securities or Junior Subordinated Debt Securities are credited on the record date (identified in a listing attached to the Omnibus Proxy).

      Distribution payments on the Preferred Securities or the Junior Subordinated Debt Securities will be made by the relevant Trustee to DTC. DTC’s practice is to credit Direct Participants’ accounts on the relevant payment date in accordance with their respective holdings shown on DTC’s records unless DTC has reason to believe that it will not receive payments on such payment date. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices and will be the responsibility of such Participant and not of DTC, the relevant Trustee, the Lincoln Trust thereof or the Company, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of Distributions to DTC is the responsibility of the relevant Trustee, disbursement of such payments to Direct Participants is the responsibility of DTC, and disbursements of such payments to the Beneficial Owners is the responsibility of Direct and Indirect Participants.

      DTC may discontinue providing its services as securities depositary with respect to any of the Preferred Securities or the Junior Subordinated Debt Securities at any time by giving reasonable notice to the relevant Trustee and the Company. In the event that a successor securities depositary is not obtained, definitive Preferred Security or Junior Subordinated Debt Security certificates representing such Preferred Securities or Junior Subordinated Debt Securities are required to be printed and delivered. The Company, at its option, may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary). After a Junior Subordinated Debt Security Event of Default, the holders of a majority in liquidation preference of Preferred Securities or aggregate principal amount of Junior Subordinated Debt Securities may determine to discontinue the system of book-entry transfers through DTC. In any such event, definitive certificates for such Preferred Securities or Junior Subordinated Debt Securities will be printed and delivered.

      The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that the Lincoln Trusts and the Company believe to be accurate, but the Lincoln Trusts and the Company assume no responsibility for the accuracy thereof. Neither the Lincoln Trusts nor the Company has any responsibility for the performance by DTC or its Participants of their respective obligations as described herein or under the rules and procedures governing their respective operations.

RELATIONSHIP AMONG THE PREFERRED SECURITIES,

THE CORRESPONDING JUNIOR SUBORDINATED DEBT SECURITIES
AND THE GUARANTEES

Full and Unconditional Guarantee

      Payments of Distributions and other amounts due on the Preferred Securities (to the extent the Lincoln Trust has funds available for the payment of such Distributions) are irrevocably guaranteed by the Company as and to the extent set forth under “Description of Guarantees.” Taken together, the Company’s obligations under each series of Junior Subordinated Debt Securities, the Junior Subordinated Indenture, the related Trust Agreement, the related Expense Agreement, and the related Guarantee provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the related series of Preferred Securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes such guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of the Lincoln Trust’s obligations under the Preferred Securities. If and to the extent that the Company does not make payments on any series of Corresponding Junior Subordinated Debt Securities, such Lincoln Trust will not pay Distributions or other amounts due on its Preferred Securities. The Guarantees do not cover payment of Distributions when the related Lincoln Trust does not have sufficient funds to pay such Distributions. In such event, the remedy of a holder of a series of Preferred Securities is to institute a legal proceeding directly against the Company for enforcement of payment of such Distributions to such holder. The obligations of the Company under each Guarantee are subordinate and junior in right of payment to all Senior Debt of the Company.

Sufficiency of Payments

      As long as payments of interest and other payments are made when due on each series of Corresponding Junior Subordinated Debt Securities, such payments will be sufficient to cover Distributions and other payments due on the related Preferred Securities, primarily because (i) the aggregate principal amount of each series of Corresponding Junior Subordinated Debt Securities will be equal to the sum of the aggregate stated Liquidation Amount of the Related Preferred Securities and related Common Securities; (ii) the interest rate and interest and other payment dates on each series of Corresponding Junior Subordinated Debt Securities will match the Distribution rate and Distribution and other payment dates for the related Preferred Securities; (iii) the Company shall pay for all and any costs, expenses and liabilities of such Lincoln Trust except the Lincoln Trust’s obligations to holders of its Preferred Securities under such Preferred Securities; and (iv) each Trust Agreement further provides that the Lincoln Trust will not engage in any activity that is not consistent with the limited purposes of such Lincoln Trust.

      Notwithstanding anything to the contrary in the Junior Subordinated Indenture, the Company has the right to set-off any payment it is otherwise required to make thereunder with and to the extent the Company has theretofore made, or is concurrently on the date of such payment making, a payment under the related Guarantee.

Enforcement Rights of Holders of Preferred Securities

      A holder of any related Preferred Security may institute a legal proceeding directly against the Company to enforce its rights under the related Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the related Lincoln Trust or any other person or entity.

      A default or event of default under any Senior Debt of the Company would not constitute a default or Event of Default. However, in the event of payment defaults under, or acceleration of, Senior Debt of the Company, the subordination provisions of the Junior Subordinated Indenture provide that no payments may be made in respect of the Corresponding Junior Subordinated Debt Securities until such Senior Debt has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on any series of Corresponding Junior Subordinated Debt Securities would constitute an Event of Default.

Limited Purpose of Lincoln Trusts

      Each Lincoln Trust’s Preferred Securities evidence a beneficial interest in such Lincoln Trust, and each Lincoln Trust exists for the sole purpose of issuing its Preferred Securities and Common Securities and investing the proceeds thereof in Corresponding Junior Subordinated Debt Securities. A principal difference between the rights of a holder of a Preferred Security and a holder of a Corresponding Junior Subordinated Debt Security is that a holder of a Corresponding Junior Subordinated Debt Security is entitled to receive from the Company the principal amount of and interest accrued on Corresponding Junior Subordinated Debt Securities held, while a holder of Preferred Securities is entitled to receive Distributions from such Lincoln Trust (or from the Company under the applicable Guarantee) if and to the extent such Lincoln Trust has funds available for the payment of such Distributions.

Rights upon Termination

      Upon any voluntary or involuntary termination, winding-up or liquidation of any Lincoln Trust involving the liquidation of the Corresponding Junior Subordinated Debt Securities, the holders of the related Preferred Securities will be entitled to receive, out of assets held by such Lincoln Trust, the Liquidation Distribution in cash. See “Description of Preferred Securities — Liquidation Distribution Upon Termination.” Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Corresponding Junior Subordinated Debt Securities, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Debt, but entitled to receive payment in full of principal and interest, before any stockholders of the Company receive payments or distributions. Since the Company is the guarantor under each Guarantee and has agreed to pay for all costs, expenses and liabilities of each Lincoln Trust (other than the Lincoln Trust’s obligations to the holders of its Preferred Securities), the positions of a holder of such Preferred Securities and a holder of such Corresponding Junior Subordinated Debt Securities relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

PLAN OF DISTRIBUTION

      The Company and/or any Lincoln Trust may sell any of the Offered Securities in any one or more of the following ways from time to time: (i) through agents; (ii) to or through underwriters; (iii) through dealers; or (iv) directly to purchasers.

      The Prospectus Supplement with respect to the Offered Securities will set forth the terms of the offering of the Offered Securities, including the name or names of any underwriters, dealers or agents; the purchase price of the Offered Securities and the proceeds to the Company and/or a Lincoln Trust from such sale; any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation; any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers and any securities exchange on which such Offered Securities may be listed. Any initial public offering price, discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

      The distribution of the Offered Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

      Offers to purchase Offered Securities may be solicited by agents designated by the Company from time to time. Any such agent involved in the offer or sale of the Offered Securities in respect of which this Prospectus is delivered will be named, and any commissions payable by the Company and/or the applicable Lincoln Trust to such agent will be set forth, in the applicable Prospectus Supplement. Unless otherwise indicated in such Prospectus Supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the Offered Securities so offered and sold.

      If Offered Securities are sold by means of an underwritten offering, the Company and/or the applicable Lincoln Trust will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached, and the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any, will be set forth in the Prospectus Supplement which will be used by the underwriters to make resales of the Offered Securities in respect of which this Prospectus is delivered to the public. If underwriters are utilized in the sale of the Offered Securities in respect of which this Prospectus is delivered, the Offered Securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. Offered Securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the Offered Securities, unless otherwise indicated in the Prospectus Supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters with respect to a sale of Offered Securities will be obligated to purchase all such Offered Securities of a series if any are purchased.

      If a dealer is utilized in the sales of the Offered Securities in respect of which this Prospectus is delivered, the Company and/or the applicable Lincoln Trust will sell such Offered Securities to the dealer as principal. The dealer may then resell such Offered Securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the Offered Securities so offered and sold. The name of the dealer and the terms of the transaction will be set forth in the Prospectus Supplement relating thereto.

      Offers to purchase Offered Securities may be solicited directly by the Company and/or the applicable Lincoln Trust and the sale thereof may be made by the Company and/or the applicable Lincoln Trust directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The terms of any such sales will be described in the Prospectus Supplement relating thereto.

      Agents, underwriters and dealers may be entitled under relevant agreements to indemnification or contribution by the Company and/or the applicable Lincoln Trust against certain liabilities, including liabilities under the Securities Act.

      Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, the Company and its subsidiaries in the ordinary course of business.

      Offered Securities may also be offered and sold, if so indicated in the applicable Prospectus Supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms (“remarketing firms”), acting as principals for their own accounts or as agents for the Company and/or the applicable Lincoln Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with its compensation will be described in the applicable Prospectus Supplement. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the Offered Securities remarketed thereby. Remarketing firms may be entitled under agreements which may be entered into with the Company and/or the applicable Lincoln Trust to indemnification or contribution by the Company and/or the applicable Lincoln Trust against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for the Company and its subsidiaries in the ordinary course of business.

      If so indicated in the applicable Prospectus Supplement, the Company and/or the applicable Lincoln Trust may authorize agents, underwriters or dealers to solicit offers by certain types of institutions to purchase Offered Securities from the Company and/or the applicable Lincoln Trust at the public offering prices set forth in the applicable Prospectus Supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date or dates in the future. A commission indicated in the applicable Prospectus Supplement will be paid to underwriters, dealers and agents soliciting purchases of Offered Securities pursuant to any such delayed delivery contracts accepted by the Company and/or the applicable Lincoln Trust.

VALIDITY OF SECURITIES

      Unless otherwise indicated in the applicable Prospectus Supplement, certain legal matters will be passed upon for the Company and the Lincoln Trusts by Sonnenschein Nath & Rosenthal, Chicago, Illinois, counsel to the Company, and for the Lincoln Trusts by Richards, Layton & Finger, special Delaware counsel to the Lincoln Trusts. Sonnenschein Nath & Rosenthal will rely on (i) the opinion of Richards, Layton & Finger as to matters of Delaware law and (ii) the opinion of Jack D. Hunter, Esq., Executive Vice President and General Counsel of the Company, as to matters of Indiana law. As of February 27, 1998, Mr. Hunter beneficially owned 103,476 shares of Common Stock of the Company, including 49,125 shares of Common Stock which Mr. Hunter has the right to acquire pursuant to options exercisable within 60 days of such date.

EXPERTS

      The consolidated financial statements and schedules of Lincoln National Corporation and subsidiaries appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.